Exhibit 10.1

Published Transaction CUSIP Number: ___________

Published Revolver (Secured) CUSIP Number: ___________

Published Revolver (Unsecured) CUSIP Number: ___________

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 7, 2016

among

JAMES RIVER GROUP HOLDINGS, LTD. and

JRG REINSURANCE COMPANY LTD., as Borrowers

THE LENDERS PARTY HERETO

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent and Letter of Credit Issuer

KEYBANK NATIONAL ASSOCIATION and SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Book Runners

KEYBANK NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC.

and BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers

BANK OF MONTREAL and SUNTRUST BANK,

as Co- Syndication Agents

1

(continued)

2

(continued)

3

(continued)

4

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“this Agreement”) is made and entered into as of December 7, 2016 among:

(i)	JAMES RIVER GROUP HOLDINGS, LTD., a Bermuda company, and its successors and permitted assigns, as a Borrower;

(ii)	JRG REINSURANCE COMPANY LTD., a regulated insurance company domiciled in Bermuda, as a Borrower;

(iii)	the LENDERS party hereto;

(iv)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent;

(v)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as a Letter of Credit Issuer;

(vi)	KEYBANK NATIONAL ASSOCIATION and SUNTRUST ROBINSON HUMPHREY, INC., as Joint Book Runners;

(vii)	KEYBANK NATIONAL ASSOCIATION, SUNTRUST ROBINSON HUMPHREY, INC. and BMO CAPITAL MARKETS CORP., as Joint Lead Arrangers; and

(viii)	BANK OF MONTREAL and SUNTRUST BANK, as Co-Syndication Agents.

Recitals:

A.        The Borrowers, the Administrative Agent, the Lenders, the Departing Lender (defined below) and certain other parties are the parties to that certain Credit Agreement dated as of June 5, 2013, as amended by a First Amendment dated September 24, 2014, a Waiver Letter dated February 6, 2015, a Commitment Acceptance Agreement dated May 20, 2015, a Second Amendment dated December 15, 2015, a Third Amendment dated December 30, 2015 and a Fourth Amendment and Waiver dated April 22, 2016 (as heretofore amended and supplemented, the “Existing Credit Agreement”).

B.         Pursuant and subject to the Existing Credit Agreement, the Lenders and the Departing Lender agreed to (i) advance to the Borrowers unsecured revolving credit loans (collectively, as their respective outstanding principal balances exist immediately prior to the effectiveness of the amendment and restatement effected by this Agreement, the “Existing Revolving Loans”), and purchase participations in unsecured letters of credit (none of which is outstanding as of the date hereof), up to an aggregate principal amount and letter of credit exposure not to exceed $112,500,000 and (ii) purchase participations in secured letters of credit up to an aggregate letter of credit exposure of $102,500,000 (collectively, as their respective letter of credit exposure exist immediately prior to the effectiveness of the amendment and restatement effected by this Agreement, the “Existing Secured Letters of Credit”).

C.        The Borrowers have requested the Lenders and the Letter of Credit Issuer to amend and restate in their entirety the terms and conditions of the Existing Credit Agreement as herein provided.

D.        The Lenders (other than the Departing Lender) and the Letter of Credit Issuer are willing to amend and restate in their entirety the terms and conditions of the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Agreement, the Security Documents and the other Loan Documents.

E.         In connection with such amendment and restatement, (i) of the “Lenders” under the Existing Credit Agreement, KeyBank National Association, SunTrust Bank, Bank of Montreal, The Bank of N.T. Butterfield & Son Limited, First Tennessee Bank National Association, and Yadkin Bank (each sometimes referred to herein as a “Remaining Lender”) will remain as Lenders hereunder; (ii) The Bank of Nova Scotia (the “Departing Lender”), which on the Restatement Effective Date will be paid in full all sums owed to it under the Existing Credit Agreement, will not be a Lender under this Agreement and will cease to be a “Lender”, “Secured Party” and “Guaranteed Creditor” under any and all of the other Loan Documents; and (iii) the Remaining Lenders have agreed to assume and re-allocate their respective Secured Facility Commitments and Unsecured Facility Commitments (and related participations in LC Exposure) and Loan principal as hereinafter provided.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agreements of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the satisfaction of the terms and conditions set forth in this Agreement, the parties to this Agreement agree that all of the terms and conditions of the Existing Credit Agreement shall be amended and restated in their entirety to provide as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Defined Terms.   As used in this Agreement, the following terms have the meanings specified below:

“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” means, as at any date of determination, the amount of Consolidated accumulated other comprehensive income (or loss), as applicable, of the Parent and its

Subsidiaries, as reflected on the balance sheet of the Parent as of such date in accordance with GAAP.

“Acquisition” means, with respect to any Person, (i) the purchase by such Person of all or a significant part of a business, division or other business unit conducted by any other Person, whether such purchase is of assets or Equity Interests, (ii) the merger, consolidation or amalgamation of such Person with any other Person or (iii) any transaction that is considered to be a change in control of such Person under the “Insurance Holding Company Systems Act” of the Applicable Insurance Code, to the extent applicable.

“Adjusted Consolidated Debt” means, as of any date, Consolidated Debt of the Parent (of the type described in any or all of clauses (a), (b), (c), (d), (e), (h) and (i) of the definition of “Debt”, but, as to clause (i), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent) on such date.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.15(e).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Agent” means the Administrative Agent.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%), (c) the Adjusted LIBO Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the most recent Business Day), plus one percent (1.00%) and (d) zero percent (0.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury

Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable FHLB” means, as to any Domestic Insurance Subsidiary, the Federal Home Loan Bank of which such Domestic Insurance Subsidiary is a member.

“Applicable Insurance Code” means, as to any Insurance Subsidiary or any other Person that is a regulated insurance company, the insurance code or other statute of any state where such Insurance Subsidiary or other Person is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled.

“Applicable Rate” means for any day:

(a)         with respect to any Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Eurodollar Margin” and in the column corresponding to the “Pricing Level” that, pursuant to the Pricing Schedule, is in effect for such day;

(b)         with respect to any Loan that is a Base Rate Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Base Rate Margin” and in the column corresponding to the “Pricing Level” that, pursuant to the Pricing Schedule, is in effect for such day; and

(c)         with respect to the commitment fees payable hereunder, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption “Commitment Fee Rate” and in the column corresponding to the “Pricing Level” that, pursuant to the Pricing Schedule, is in effect for such day.

In each case, the “Applicable Rate” will be determined by reference to the Leverage Ratio as provided in the Pricing Schedule; provided that at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule as “Pricing Level III”.

“Arranger” means KeyBank National Association, in its capacity as lead arranger of the credit facility provided under this Agreement.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Reinsurance” means reinsurance assumed by any Insurance Subsidiary from another Person (other than from another Insurance Subsidiary).

“Availability Rate” means, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), the percentage listed on Exhibit B hereto in the “Availability Rate” column that corresponds to such category of Eligible Collateral.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Bermuda Law Event” has the meaning specified in Section 9.16.

“Best” means A.M. Best Company, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Administrative Agent.

“Best Rating” means, as of any date, the financial strength rating by Best on such date of an Insurance Subsidiary.

“Blocked Person” has the meaning specified in Section 3.08(d).

“Board of Directors” means, the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means, on the Restatement Effective Date, the Parent and JRG Reinsurance and thereafter at such time, if ever, as James River becomes a Borrower upon and subject to the provisions of Section 2.04, each of the Parent, JRG Reinsurance and James River, it being understood and agreed that unless and until, if ever, James River becomes a Borrower as aforesaid, all references to the “Borrowers” or “Borrower” shall be deemed to refer to the Parent and JRG Reinsurance, collectively or individually.

“Borrower Agent” means the Parent or such other Person as the Borrowers may from time to time designate to the Administrative Agent in writing, in its capacity as the agent of the Borrowers under and pursuant to the provisions of this Agreement and the other Loan Documents.

“Borrowing” means Loans under the Unsecured Facility of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

“Borrowing Request” means a request by the Borrower Agent, for and on behalf of the Borrowers in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Ceded Reinsurance” means risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by any Insurance Subsidiary to any other Person (other than to another Insurance Subsidiary), other than Surplus Relief Reinsurance.

“Change in Control” means, the occurrence of any of the following:

(a)          at any time that the Parent ceases to own (directly or indirectly through one or more Subsidiaries the issued and outstanding Equity Interests of which it owns at least 100%), one hundred percent (100%) of all of the issued and outstanding Equity Interests of each other Loan Party;

(b)          at any time that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any one or more of the D.E. Shaw Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (b) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than any one or more of the following: (i) 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent and (ii) 30% of the aggregate economic interests represented by the issued and outstanding Equity Interests in the Parent;

(c)          during any period of eighteen (18) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of a Loan Party, other than the Parent (together with any new directors (i) whose election by the Board of Directors was or (ii) whose nomination for election by the Parent was, prior to the date of the proxy or consent solicitation relating to such nomination (A) approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) designated by a D.E. Shaw Investor) shall cease for any reason to constitute a majority of the members of the Board of Directors of such Loan Party then in office;

(d)          during any period of eighteen (18) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors (i) whose election by the Board of Directors was or (ii) whose nomination for election by the Parent’s shareholders was, prior to the date of the proxy or consent solicitation relating to such nomination (A) approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) designated by a D.E. Shaw Investor) shall cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office;

(e)          the adoption of a plan relating to the liquidation or dissolution of the Parent or another Loan Party; or

(f)           the merger (other than a merger permitted under the provisions of Section 6.03) or consolidation of the Parent or other Loan Party with or into another Person or the merger of another Person with or into the Parent or other Loan Party, or the sale of all or substantially all of the assets of the Parent or other Loan Party or to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Parent or other Loan Party immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 70% of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any Law, rule or regulation, (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Letter of Credit Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or Letter of Credit Issuer or by such Lender’s or Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral Value” means, as of any date, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), an amount equal to (i) the market value on such date of all Eligible Collateral in such category, multiplied by (ii) the Availability Rate for such category.

“Commitment” means a Secured Facility Commitment or an Unsecured Facility Commitment. The aggregate amount of the Commitments as of the Restatement Effective Date is $215,000,000.

“Consolidated” means the Parent and its Subsidiaries, taken as a whole in accordance with GAAP, or, where the context requires, another Loan Party and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Assets” means, as at the date of any determination, the net book value of all assets of the Parent and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Interest Expense” means Interest Expense of the Parent and its Subsidiaries determined on a Consolidated basis.

“Consolidated Liabilities” means, as at any date of determination, all liabilities of the Parent and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Net Worth” means, as at any date of determination, the remainder of (i) all Consolidated Assets (less the net book value of all patents, copyrights, goodwill and similar intangible property) as of such date, (ii) minus all Consolidated Liabilities as of such date and (iii) as applicable, plus Accumulated Other Comprehensive Loss or minus Accumulated Other Comprehensive Income.

“Control” means possession, directly or indirectly, of the power (a) to vote 20% or more of any class of voting Equity Interests of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, as applicable, each securities account control agreement dated, with respect to JRG Reinsurance, October 29, 2014 and, with respect to the Parent, the date hereafter on which the Parent establishes a securities account to which Eligible Collateral is credited entered into among, as the case may be, JRG Reinsurance or the Parent, the

Administrative Agent and the securities intermediary party thereto and any other securities account control agreement (in substantially the same form as such October 29, 2014 securities account control agreement) hereafter entered into among a Loan Party, the Administrative Agent and a securities intermediary, in each case, as the same heretofore may have been, or hereafter may be, confirmed, supplemented, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“Current Redeemable Equity” means any preferred stock or other preferred Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).

“Debt” of any Person means, without duplication:

(a)        all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b)        all obligations of such Person evidenced by bonds, debentures, notes (including, without limitation, the Trust Preferred Securities Notes) or similar instruments,

(c)        all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

(d)        all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)        all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)         all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g)        all Guarantees by such Person of Debt of others,

(h)        all Capital Lease Obligations of such Person,

(i)         all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security Laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j)         all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

(k)        all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to Law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided that Debt shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements entered into by, an Insurance Subsidiary, or (ii) obligations with respect to Surplus Relief Reinsurance ceded by an Insurance Subsidiary in the ordinary course of its business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, including foreign, from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, any Letter of Credit Issuer or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b) hereof) upon delivery of written notice of such determination to the Borrower Agent, each Letter of Credit Issuer and each Lender.

“Departing Lender” has the meaning specified in the Recitals hereto.

“D.E. Shaw Investors” means, collectively, D. E. Shaw CH-SP Franklin, L.L.C., a Delaware limited liability company; D. E. Shaw CF-SP Franklin, L.L.C., a Delaware limited liability company; and D. E. Shaw Oculus Portfolios, L.L.C., a Delaware limited liability company.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Insurance Subsidiary” means each Insurance Subsidiary that is a Domestic Subsidiary. As of the Restatement Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Casualty, James River Insurance, Stonewood General, Stonewood Insurance and Stonewood National constitute the Domestic Insurance Subsidiaries.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Collateral” has the meaning specified on Exhibit B hereto.

“Environmental Laws” means all Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any Equity Rights in such Person.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any ERISA Affiliate of any liability under any of Sections 4062, 4063, 4064 or 4069 of ERISA; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of a Loan Party hereunder:

(a)          income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States), except to the extent that the United States (or any such jurisdiction within the United States) imposes such taxes solely in connection with such Lender Party’s enforcement of its rights or exercise of its remedies under the Loan Documents, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (collectively, “Income Taxes”);

(b)          any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above;

(c)          in the case of a Foreign Lender, any United States federal withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e); and

(d)          any United States federal withholding taxes imposed pursuant to FATCA.

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower Agent’s request pursuant to Section 9.15, (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.17(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Existing Credit Agreement” has the meaning specified in the Recitals hereto.

“Existing Revolving Loans” has the meaning specified in the Recitals hereto.

“Existing Secured Letters of Credit” has the meaning specified in the Recitals hereto. A list of the Existing Secured Letters of Credit is set forth on Schedule 1.01 hereto.

“Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Loans at such time and (b) such Lender’s LC Exposure at such time.

“Falls Lake Fire and Casualty” means Falls Lake Fire and Casualty Company, a regulated insurance company domiciled in the State of California.

“Falls Lake National” means Falls Lake National Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, the president, the chief executive officer or a vice president (whose duties include financial matters) of a Loan Party.

“Financing Transactions” means any one or more of the execution, delivery and performance by a Loan Party of the Loan Documents to which it is to be a party, the pay-off of the Departing Lender as contemplated by Section 4.01(j), and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fiscal Quarter” means a fiscal quarter of the Parent.

“Fiscal Quarter Increase” means, as to any Fiscal Quarter, the sum of (a) the greater of (i) an amount equal to 50% of the Parent’s Consolidated net, after tax earnings (determined in accordance with GAAP) for such Fiscal Quarter and (ii) zero dollars ($0) and (b) an amount equal to 50% of Net Available Proceeds received by the Parent or any of its Subsidiaries in such Fiscal Quarter.

“Fiscal Year” means a fiscal year of the Parent.

“Foreign Insurance Subsidiary” means each Insurance Subsidiary that is a Foreign Subsidiary. As of the Restatement Effective Date JRG Reinsurance is the sole Foreign Insurance Subsidiary.

“Foreign Lender” means (a) as to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person and (b) as to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is a resident for Tax purposes.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the Laws of a jurisdiction outside the United States, and conducting a material portion of its operations outside the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s Percentage of the outstanding LC Reimbursement Obligations with respect to Letters of Credit issued by such Letter of Credit Issuer other than LC Reimbursement Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited Consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Lenders. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use, in whole or in part, IFRS in lieu of GAAP for financial reporting purposes, the Parent may elect by written notice to the Administrative Agent to so use IFRS (or, to the extent permitted by the SEC and consistent with pronouncements of the Financial Accounting Standards Board and the International Accounting Standards Board, portions thereof from time to time) in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS (or, if applicable, such portions) as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition (and as theretofore modified pursuant to this sentence), in each case subject to Section 1.04.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligations to pay money of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, as of the Restatement Effective Date, each of James River UK and, until, if ever, James River becomes a Borrower upon and subject to the provisions of Section 2.04, James River, it being understood and agreed that after, if ever, James River becomes a Borrower as aforesaid, all references to the “Guarantors” shall be deemed to refer to James River UK.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Income Taxes” has the meaning specified in clause (a) of the definition of Excluded Taxes.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company. As of the date of the Restatement Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Casualty, James River Insurance, JRG Reinsurance, Stonewood General, Stonewood Insurance and Stonewood National constitute the Insurance Subsidiaries.

“Interest Election” means an election by the Borrower Agent, for and on behalf the Borrowers, to change or continue the Interest Type of a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any fiscal period, all expense of the Parent or any of its Subsidiaries for such fiscal period classified as interest expense for such period, including interest on capitalized interest and interest under “synthetic” leases, in accordance with GAAP; provided that Interest Expense shall not include interest expense, if any, in respect of Hedging Agreements that would otherwise be included pursuant to Financial Accounting Standard 133.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter in respect of the quarter then ending and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Agent, for and on behalf the Borrowers, may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“James River” means James River Group, Inc., a Delaware corporation, its successors and permitted assigns.

“James River Casualty” means James River Casualty Company, a regulated insurance company domiciled in the State of Virginia.

“James River Insurance” means James River Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“James River UK” means James River Group Holdings UK Limited, a private limited company incorporated under the Laws of England and Wales that at all times shall be a Wholly Owned Subsidiary of the Parent.

“JRG Reinsurance” means JRG Reinsurance Company Ltd., a regulated insurance company domiciled in Bermuda.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, guideline, release, ruling, or order of, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“LC Disbursement” means a payment made by a Letter of Credit Issuer in respect of a drawing under a Letter of Credit.

“LC Exposure” means, as applicable, Secured LC Exposure or Unsecured LC Exposure.

“LC Reimbursement Obligations” means, as applicable, Secured Facility LC Reimbursement Obligations or Unsecured Facility LC Reimbursement Obligations.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders, the Letter of Credit Issuers and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01(a) and Schedule 2.01(b) and any other Person that shall have become a party hereto pursuant to an Assignment or Section 2.11, other than any such Person that ceases to be a party hereto pursuant to an Assignment. By way of clarification and not limitation, as of the Restatement Effective Date, the Lenders consist only of the Remaining Lenders, and the Departing Lender shall not be construed to be a Lender under this Agreement.

“Letter of Credit” means a Secured Facility Letter of Credit or an Unsecured Facility Letter of Credit.

“Letter of Credit Issuer” means KeyBank National Association or any of its Affiliates (and their successors) and each other Lender or Lender Affiliate that is requested by the Borrower Agent, for and on behalf the Borrowers, and agrees to be a Letter of Credit Issuer hereunder and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Adjusted Consolidated Debt as of such Fiscal Quarter-end to (b) Total Capitalization as of such Fiscal Quarter-end.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i) zero percent (0.00%) per annum and (ii) the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, equal to the London Interbank Offered Rate, as published by Bloomberg (or other commercially available source providing quotations of such London Interbank Offered Rate as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), having a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then, subject to clause (i) of the immediately preceding sentence, the rate for such period shall be a comparable replacement rate determined by the Administrative Agent in its good faith commercial judgment at such time rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory note issued by the Borrowers pursuant to Section 2.09(e), the Letters of Credit and any related reimbursement agreement, each Payment Guaranty, the Security Documents, and any certificate or writing required to be delivered by a Loan Party pursuant to Article 2 or Article 5.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means loans made by the Lenders under the Unsecured Facility pursuant to Section 2.01(b) and Section 2.02, which shall be deemed to include, without limitation, the Existing Revolving Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Parent and its Subsidiaries taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under, or the validity or enforceability of, any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Loans and the Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary. As of the Restatement Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River Casualty, James River Insurance, JRG Reinsurance and Stonewood Insurance constitute the Material Insurance Subsidiaries.

“Material Subsidiary” means a Subsidiary that holds, directly or indirectly, more than 5% of the Consolidated assets of the Parent and its Subsidiaries at such time or that accounts for more than 5% of the Consolidated gross income of the Parent and its Subsidiaries at such time, in each instance determined in accordance with GAAP; provided that the aggregate consolidated gross income or assets for all Subsidiaries that are not Material Subsidiaries shall not as of the end of any Fiscal Quarter exceed 10% of the Consolidated gross income or Consolidated assets of the Parent and its Subsidiaries. To conform to the preceding sentence, the Parent shall designate additional Material Subsidiaries (or may reclassify existing Material Subsidiaries from being such) in a writing delivered to the Administrative Agent concurrently with its delivery of quarterly or annual financial statements pursuant to Section 5.01. As of the Restatement Effective Date, Falls Lake Fire and Casualty, Falls Lake National, James River, James River Casualty, James River Insurance, James River UK, JRG Reinsurance and Stonewood Insurance constitute the Material Subsidiaries.

“Maturity Date” means the Revolving Availability Termination Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Letter of Credit Issuers in their sole discretion.

“Minimum Net Worth” means, for any Fiscal Quarter, the minimum Consolidated Net Worth required to be maintained by the Parent as of the end of such Fiscal Quarter pursuant to Section 6.12.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long-term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Parent or any ERISA Affiliate, and one or more employers other than the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Available Proceeds” means, with respect to the sale or other disposition of Equity Interests of the Parent, the aggregate amount of all cash received by the Parent in respect of such sale or other disposition, net of reasonable expenses incurred by the Parent in connection therewith.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means James River Group Holdings, Ltd., a Bermuda company, and its successors and permitted assigns, the former company name of which was Franklin Holdings (Bermuda), Ltd.

“Participants” has the meaning specified in Section 9.04(e).

“Participant Register” has the meaning specified in Section 9.04(e).

“Payment Guaranty” means, as applicable, each of (a) the Continuing Guaranty of Payment dated June 5, 2013 executed and delivered by James River to the Administrative Agent for the benefit of the Guaranteed Creditors (as defined therein), (b) the Continuing Guaranty of Payment dated December 15, 2015 executed and delivered by James River to the Administrative Agent for the benefit of said Guaranteed Creditors and (c) any other Continuing Guaranty of Payment (in substantially the same form as such June 5, 2013 and December 15, 2015 Continuing Guaranties of Payment) hereafter delivered to the Administrative Agent, in each case, as the same heretofore may have been, or hereafter may be, confirmed, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Lender, as applicable, (a) the percentage of the Total Secured Facility Commitment represented by such Lender’s Secured Facility Commitment or (b) the percentage of the Total Unsecured Facility Commitment represented by such Lender’s Unsecured Facility Commitment. If, as the case may be, the Secured Facility Commitments or the Unsecured Facility Commitments have terminated or expired, the Percentages will be determined based on, respectively, the Secured Facility Commitments or the Unsecured Facility Commitments most recently in effect, adjusted to give effect to any assignments.

“Permitted Acquisition” means any Acquisition by the Parent or a Subsidiary if all of the following conditions (to the extent, as to clauses (c) and (d), below, applicable to such Acquisition) are met:

(a)          no Default exists immediately prior to, and after giving effect to, the consummation of such Acquisition;

(b)          all transactions related to such Acquisition are consummated in compliance, in all material respects, with applicable Law;

(c)          in the case of an Acquisition of Equity Interests in a Person, after giving effect to such Acquisition, 100% of the Equity Interests in such Person, and any other Subsidiary resulting from such Acquisition, shall be owned directly or indirectly by the Parent;

(d)          in the case of an Acquisition of assets of a Person, 100% of the Equity Interests in any Subsidiary formed for the purpose of or resulting from such Acquisition shall be owned directly or indirectly by the Parent;

(e)          such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Person or the Person whose Equity Interests are to be acquired;

(f)          without limiting the generality of clause (a), above, (i) after giving effect to such Acquisition, the Parent and its Subsidiaries shall be in compliance with the requirements of Sections 6.15 and 6.17, and (ii) if such Acquisition is in the form of a merger, consolidation or amalgamation, such merger, consolidation or amalgamation shall conform to the requirements of Section 6.03(d);

(g)          if the aggregate consideration (including assumed Debt) for such Acquisition and all other Permitted Acquisitions consummated within the preceding 365-day period exceeds $25,000,000, the Borrower Agent shall have delivered to the

Administrative Agent at least twenty (20) days prior to the consummation of such Acquisition (i) copies of the most recent drafts of the purchase agreement (or equivalent agreement otherwise named) and related material documents pursuant to which such Acquisition is to be effected (which draft purchase agreement and other documents the Borrower Agent shall promptly supplement with modifications thereto that effect material changes in terms of such Acquisition and, concurrently with consummation thereof, the final forms of such purchase agreement and other documents) and (ii) a certificate of a Financial Officer showing to the reasonable satisfaction of the Administrative Agent that the Borrowers are (A) in compliance on a pro forma basis after giving effect to such Acquisition, with the covenants contained in Sections 6.11 and 6.12, recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available as if such Acquisition had occurred on such last day and (B) in compliance with the provisions of clauses (a) through (f), above, inclusive, which certificate the Administrative Agent shall forward to the Lenders promptly following receipt thereof by the Administrative Agent;

(h)          with respect to all Acquisitions other than those described in clause (g), above, the Borrower Agent shall have delivered to the Administrative Agent written notice of such Acquisition, accompanied by such information relating thereto as the Administrative Agent may reasonably request, promptly following the consummation of such Acquisition;

(i)           the aggregate consideration (including assumed Debt) for such Acquisition shall not exceed $25,000,000; and

(j)           the aggregate consideration (including assumed Debt) for such Acquisition and all other Permitted Acquisitions consummated since the Restatement Effective Date shall not exceed $75,000,000.

“Permitted Investments” means any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the Laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the Laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of “P-l” (or higher) by Moody’s or “A-1” (or higher) by S&P; (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and (f) as to any Insurance Subsidiary, any other investment permitted by its Applicable Insurance Regulatory Authority (which other investments, by way of clarification and not limitation, shall be deemed not to include the Equity Interests of a Subsidiary).

“Permitted Liens” means:

(a)          Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common Law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e)          Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Subsidiary in the ordinary course of business;

(f)          deposits with insurance regulatory authorities in the ordinary course of business (which deposits may be in the form of cash collateralized letters of credit);

(g)          banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing only obligations with respect to the maintenance of such accounts; and

(h)          easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA, or (ii) with respect to which the Borrower or any ERISA Affiliate otherwise could incur liability under Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Pledge Agreement” means, as applicable, each Pledge and Security Agreement dated June 5, 2013 entered into between, as the case may be, the Parent or JRG Reinsurance and the Administrative Agent and any other Pledge and Security Agreement (in substantially the same form as such June 5, 2013 Pledge and Security Agreements) hereafter entered into between a Loan Party and the Administrative Agent, in each case, as the same heretofore may have been, or hereafter may be, confirmed, supplemented, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of this Agreement.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by KeyBank National Association as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by KeyBank National Association to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 9.04(c).

“Regulatory Condition Satisfaction” has the meaning specified in Section 4.01(l).

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary in the ordinary course of its business.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Remaining Lender” has the meaning specified in the Recitals hereto.

“Required Lenders” means, at any time, both (a) Lenders having aggregate Secured Facility Exposures and unused Secured Facility Commitments representing more than 50% of the sum of all Secured Facility Exposures and unused Secured Facility Commitments at such time and (b) Lenders having aggregate Unsecured Facility Exposures and unused Unsecured Facility Commitments representing more than 50% of the sum of all Unsecured Facility Exposures and unused Unsecured Facility Commitments at such time; provided that the outstanding Exposure and unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; and provided, further, that (i) if the matter directly affects only those Lenders having Secured Facility Exposures and unused Secured Facility Commitments, “Required Lenders” shall be determined solely by reference to clause (a) of this definition, and (ii) if the matter directly affects only those Lenders having Unsecured Facility Exposures and unused Unsecured Facility Commitments, “Required Lenders” shall be determined solely by reference to clause (b) of this definition.

“Restatement Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Restatement Effective Date Trust Preferred Securities” means Trust Preferred Securities issued by any of the following Delaware business trusts that are Affiliates of the Parent or any other Subsidiary as of the Restatement Effective Date: Franklin Holdings II (Bermuda) Capital Trust I, James River Capital Trust I, James River Capital Trust II, James River Capital Trust III, and James River Capital Trust IV.

“Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Parent or (b) any payment (whether in cash, securities or other property) or incurrence of an obligation by the Parent or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Parent.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary in the ordinary course of its business cedes reinsurance to other insurers (other than to another Insurance Subsidiary or any of its Subsidiaries).

“Revolving Availability Period” means the period from and including the Restatement Effective Date to but excluding the Revolving Availability Termination Date (or, if earlier, the date on which all outstanding Commitments terminate).

“Revolving Availability Termination Date” means December 7, 2021 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

“Sale-Leaseback Transaction” has the meaning specified in Section 6.07.

“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that, in accordance with the last sentence of Section 1.04(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long-term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent.

“SEC” means the United States Securities and Exchange Commission.

“Secured Facility” means the secured revolving credit facility described and defined in Section 2.01(a).

“Secured Facility Commitment” means, with respect to each Lender, the commitment of such Lender to acquire participations in Secured Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Secured Exposure under the Secured Facility, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.11 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. As of the Restatement Effective Date, the initial amount of each Lender’s Secured Facility Commitment is set forth on Schedule 2.01(a), or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable. The aggregate amount of the Secured Facility Commitments as of the Restatement Effective Date is $102,500,000.

“Secured Facility Exposure” means, with respect to any Lender at any time, such Lender’s Secured LC Exposure at such time.

“Secured Facility Letter of Credit” means any letter of credit issued under the Secured Facility pursuant to this Agreement and shall include, without limitation, each of the Existing Secured Letters of Credit.

“Secured LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Secured Facility Letters of Credit outstanding at such time plus (b) the aggregate amount of all Secured Facility LC Reimbursement Obligations that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Secured LC Exposure of any Lender at any time will be its Percentage of the total Secured LC Exposure at such time.

“Secured Facility LC Reimbursement Obligations” means, at any time, all obligations of the Borrowers to reimburse the Letter of Credit Issuers for amounts paid by any of them in respect of drawings under Secured Facility Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to any Letter of Credit Issuer pursuant to Section 2.05(e).

“Security Documents” means the Pledge Agreements, the Control Agreements and each other security agreement, control agreement and related security document executed and delivered by the Borrowers and any applicable depository bank or securities intermediary, in form and substance reasonably satisfactory to the Administrative Agent, that grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority Lien and security interest in Eligible Collateral.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, as at any date, with respect to an insurance company domiciled in the United States, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such insurance company, as set forth on page 3, line 38, of the most recent Statutory Statement of such insurance company (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).

“Stonewood General” means Stonewood General Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“Stonewood Insurance” means Stonewood Insurance Company, a regulated insurance company domiciled in the State of North Carolina.

“Stonewood National” means Stonewood National Insurance Company, a regulated insurance company domiciled in the State of Ohio.

“Subordinated Debt” means the Debt of a Loan Party evidenced by the Trust Preferred Securities, Notes and any other Debt of a Loan Party (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is twelve months after the Maturity Date and (b) that has been subordinated to the Loans and other obligations of such Loan Party under the Loan Documents in right and time of payment upon terms that are satisfactory to the Administrative Agent, which terms may, in the Administrative Agent’s determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies. The Administrative Agent shall deliver a copy of the agreement or other writing containing such subordination terms to the Lenders at least five (5) Business Days prior to the effectiveness thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (A) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (B) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of “Control”) as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any subsidiary of a Loan Party; provided that, unless the context indicates otherwise, “Subsidiary” means a subsidiary of the Parent.

“Surplus Relief Reinsurance” means any transaction in which any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined by the independent certified public accountants of such Insurance Subsidiary in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92 or equivalent provisions), as the same may be revised from time to time.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Consolidated Debt of the Parent, of the type described in any or all of clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”, on such date, plus (b) Consolidated Net Worth of the Parent, on such date.

“Total Outstanding Secured Facility Amount” means, at any date, the aggregate Secured Facility Exposures of all Lenders at such date.

“Total Outstanding Unsecured Facility Amount” means, at any date, the aggregate Unsecured Facility Exposures of all Lenders at such date.

“Total Secured Facility Commitment” means, at any date, the aggregate of the Secured Facility Commitments of all Lenders at such date.

“Total Unsecured Facility Commitment” means, at any date, the aggregate of the Unsecured Facility Commitments of all Lenders at such date.

“Trust Preferred Securities” means mandatorily redeemable preferred securities issued by one or more Delaware business trusts that are Affiliates of the Parent or any Subsidiary (including, without limitation, Restatement Effective Date Trust Preferred Securities), to which trusts the such Subsidiary has issued Trust Preferred Securities Notes; provided that no such preferred securities shall be mandatorily redeemable earlier than December 7, 2022.

“United States” means the United States of America.

“Unsecured Facility” means the unsecured revolving credit facility described and defined in Section 2.01(b).

“Unsecured Facility Commitment” means, with respect to each Lender, the commitment of such Lender to make unsecured Loans and to acquire participations in unsecured Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Unsecured Exposure under the Unsecured Facility, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.11 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. As of the Restatement Effective Date the initial amount of each Lender’s Unsecured Facility Commitment is set forth on Schedule 2.01(b). The aggregate amount of the Unsecured Facility Commitments as of the Restatement Effective Date is $112,500,000.

“Unsecured Facility Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Loans at such time and (b) such Lender’s Unsecured LC Exposure at such time.

“Unsecured Facility Letter of Credit” means any letter of credit issued under the Unsecured Facility pursuant to this Agreement.

“Unsecured LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Unsecured Facility Letters of Credit outstanding at such time plus (b) the aggregate amount of all Unsecured Facility LC Reimbursement Obligations that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Unsecured LC Exposure of any Lender at any time will be its Percentage of the total Unsecured LC Exposure at such time.

“Unsecured Facility LC Reimbursement Obligations” means, at any time, all obligations of the Borrowers to reimburse the Letter of Credit Issuers for amounts paid by any of them in respect of drawings under Unsecured Facility Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to any Letter of Credit Issuer pursuant to Section 2.05(e).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Classification of Loans and Borrowings.   For purposes of this Agreement, Loans and Borrowings may be classified by Interest Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.03.    Terms Generally.   The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.    Accounting Terms; Changes in GAAP.

(a)        Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which, prior to the delivery of the first financial statements under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2015 referred to in Section 3.04 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Administrative Agent pursuant to Section 5.01 hereof (or, prior to the delivery of the first financial statements under Section 5.01 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2015 referred to in Section 3.04 hereof) unless (i) the Parent shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders (through the Administrative Agent) shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements referred to in Section 3.04 hereof); provided that, if any change in GAAP by reason of a change from GAAP to IFRS or, if applicable, portions thereof (as provided in the definition of “GAAP”) would affect in any material respect the computation of any ratio or other financial covenant, basket, calculation or requirement set forth herein or in any other Loan Document, the Administrative Agent and the Parent shall endeavor to negotiate in good faith a modification of such ratio, covenant, basket, calculation or requirement to preserve the original intent thereof in light of such change from GAAP to IFRS or, if applicable, a portions thereof (subject, however, to the approval of the Required Lenders); and until, if ever, such modification shall have been effected by an amendment to such ratio, covenant, basket, calculation or requirement approved by the Parent and the Required Lenders as provided in Section 9.02 hereof, (i) such ratio, covenant, basket, calculation or requirement shall continue to be computed in accordance with GAAP prior to such change to IFRS (or, if applicable, portions thereof) and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant, basket, calculation or requirement made before and after giving effect to such change from GAAP to IFRS (or, if applicable, portions thereof).

(b)        The Parent shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statement under Section 5.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles, or statutory accounting practices, employed in the preparation of such statement and the application of accounting principles, or statutory accounting practices, employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)        To enable the ready and consistent determination of compliance with the covenants set forth in Article 6 hereof, the Parent shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

Section 1.05.    Same Indebtedness; Other References.   (a) This Agreement and the other Loan Documents shall not be deemed to provide for or effect a novation or repayment and re-advance of any portion of the Existing Revolving Loans or re-issuance of the Existing Secured Letters of Credit now outstanding (other than as expressly provided with respect to the pay-off of the Departing Lender), it being the intention of the Borrower, the Lenders and the Letter of Credit Issuer hereby that the Debt owing under this Agreement be and hereby is the same Debt as that owing under the Existing Credit Agreement immediately prior to the effectiveness hereof; provided that, on the Restatement Effective Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the commitments under the Existing Credit Agreement and of Existing Revolving Loans to be, as applicable, re-allocated among the Lenders in accordance with their respective Unsecured Facility Commitments established pursuant to this Agreement or, in the case of the Departing Lender, repaid. Without limiting the generality of the foregoing, to the extent, if any, not paid prior to the effectiveness of this Agreement, all accrued interest and fees owing as of the Restatement Effective Date under and pursuant to the Existing Credit Agreement shall be due and payable in full on the date on which they would have been due and payable pursuant the Existing Credit Agreement.

(b)        Upon the effectiveness of this Agreement as provided in Article 4 hereof, the Existing Credit Agreement shall be deemed to have been amended and restated in its entirety and superseded by this Agreement, and any references in any Security Document or any other Loan Document to the Existing Credit Agreement shall be deemed to refer to this Agreement; provided that any references in any Security Document or any other Loan Document to the “Effective Date” shall be deemed to refer to the Restatement Effective Date.

ARTICLE 2

THE CREDITS

Section 2.01.    Commitments.   (a) Subject to the terms and conditions set forth in this Agreement, each Lender having a Secured Facility Commitment agrees, from time to time during the Revolving Availability Period, to purchase participations in Secured Facility Letters of Credit, on a secured basis (the “Secured Facility”); provided that no Secured Facility Letter of Credit shall at any time result in (i) such Lender’s Secured Facility Exposure exceeding the lesser of (A)

its Secured Facility Commitment and (B) its Percentage of the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent, or (ii) the Total Outstanding Secured Facility Amount exceeding the lesser of (A) the Total Secured Facility Commitment then in effect and (B) the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, Eligible Collateral pledged by JRG Reinsurance shall not secure the Debt or other obligations of any other Borrower under this Agreement and the other Loan Documents and shall not be included as Eligible Collateral in the computation of Collateral Value for any Letters of Credit issued for the account of any other Borrower. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may request Secured Facility Letters of Credit. Loans shall not be available under the Secured Facility.

(b)       Subject to the terms and conditions set forth in this Agreement, each Lender having an Unsecured Facility Commitment agrees, from time to time during the Revolving Availability Period, to make Loans to the Borrowers and purchase participations in Unsecured Facility Letters of Credit, in each case on an unsecured basis (the “Unsecured Facility”); provided that no Loan and no Unsecured Facility Letter of Credit shall at any time result in (i) such Lender’s Unsecured Facility Exposure exceeding its Unsecured Facility Commitment or (ii) the Total Outstanding Unsecured Facility Amount exceeding the Total Unsecured Facility Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans and request Unsecured Facility Letters of Credit.

(c)        Notwithstanding anything to the contrary contained this Agreement (including this Section 2.01), any Note, or any other Loan Document, (i) JRG Reinsurance shall be liable only for that portion of the Secured Facility Exposure that consists of unpaid Secured LC Exposure with respect to Letters of Credit issued for the account of JRG Reinsurance, and (ii) JRG Reinsurance shall be liable only for that portion of the Unsecured Facility Exposure that consists of unpaid Loans advanced to JRG Reinsurance and unpaid Unsecured LC Exposure with respect to Letters of Credit issued for the account of JRG Reinsurance.

(d)        The Commitments of the Lenders under each of the Secured Facility and the Unsecured Facility are several, i.e., the failure of any Lender to perform its obligations under either Facility shall not relieve any other Lender of its obligations thereunder, and no Lender shall be responsible for any other Lender’s failure to perform its obligations hereunder.

(e)        Upon the effectiveness of this Agreement, all of the risk participation exposure of the Departing Lender in respect of the Existing Secured Letters of Credit shall be deemed to be assumed by the Lenders ratably according to their respective Percentages of the Secured Facility; and the Departing Lender shall not be a party to this Agreement and shall have no further obligation to advance Loans or extend credit to either Borrower or bear any LC Exposure in respect of any Letters of Credit.

Section 2.02.         Revolving Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lenders ratably in accordance with their respective Unsecured Facility Commitments, as the Borrower Agent may request (subject to Section 2.14) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrowers’ obligation to repay such Loan as provided herein.

(b)        At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $500,000 and not less than $2,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $100,000 and not less than $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that (i) is equal to the entire unused balance of the Unsecured Facility Commitments or (ii) is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(c)        Notwithstanding any other provision hereof, the Borrowers will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.    Requests to Borrow Loans.   To request a Borrowing, the Borrower Agent shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of such Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(v)          the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower Agent will be deemed to have selected an Interest Period of one month’s duration. Promptly after it receives a Borrowing Request in accordance with this

Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04.    James River as a Borrower.  The Borrower Agent may request that James River be added as an additional Borrower hereunder by delivering written notice of such request to the Administrative Agent (the “James River Request”) not less than forty-five (45) days, nor more than seventy-five (75) days prior to the effectiveness of such addition of James River, so long as no Default exists on the date of the James River Request or on the date of such effectiveness.  After the Borrower Agent has delivered the James River Request to the Administrative Agent, James River, by execution of a Borrower Joinder Agreement in the form of Exhibit C hereto, and upon acceptance of such Borrower Joinder Agreement by the Administrative Agent, and the Administrative Agent’s notice to the Lenders, the Letter of Credit Issuer and the Borrower Agent confirming the Administrative Agent’s determination, in its sole discretion, that James River has satisfied all conditions and completed all deliveries specified in the Borrower Joinder Agreement (which notice shall be accompanied by a copy of the executed Borrower Joinder Agreement), this Agreement shall be deemed amended so that James River shall become for all purposes a party to this Agreement as a Borrower, as if it were an original signatory hereto and shall be admitted as a Borrower hereunder.  This Agreement shall be binding for all purposes upon James River as if James River was an original signatory hereto.  The Borrower Joinder Agreement shall require, among other things, (i) a supplement to the Schedules provided by the Loan Parties in connection with this Agreement to reflect James River as an additional Borrower, (ii) to the extent acceptable to the Administrative Agent in its sole discretion, an update of certain previously delivered Schedules to the date of the Borrower Joinder Agreement to reflect any change in the disclosures therein made, and (iii) the delivery of new promissory notes executed and delivered by each of the Parent, JRG Reinsurance, and James River.  Upon and subject to the effectiveness of such addition of James River as a Borrower, James River shall cease to be a Guarantor hereunder.

Section 2.05.    Letters of Credit.  (a) Upon the effectiveness of this Agreement, each Existing Secured Letter of Credit shall constitute a “Secured Facility Letter of Credit” for all purposes of this Agreement, issued, for purposes of this Section 2.05, on the Restatement Effective Date (provided that any and all issuance fees accrued to the Restatement Effective Date in respect thereof pursuant to the Existing Credit Agreement shall have been paid in full on or before the Restatement Effective Date; and provided further that fees may be due upon presentment of drafts); all of the risk participation exposures in respect of the Existing Secured Letters of Credit shall be deemed to be assumed by the Lenders holding Secured Facility Commitments ratably according to their respective Secured Facility Commitments; and the Borrowers, the Administrative Agent and the Letter of Credit Issuer hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Secured Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.  Subject to the terms and conditions set forth herein, the Borrowers may, by and through the Borrower Agent, request the issuance of Letters of Credit for its own account or for the account of a Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Letter of Credit Issuer, from time to time during the Revolving Availability Period.  If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or otherwise entered into by the Borrowers with, the applicable Letter of

Credit Issuer relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)        To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or telecopy (or transmit by electronic communication, if arrangements and a distribution list for doing so have been approved by the applicable Letter of Credit Issuer) to the applicable Letter of Credit Issuer and the Administrative Agent (reasonably, and in any event not later than three (3) Business Days, in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of, as the case may be a Secured Facility Letter of Credit or an Unsecured Facility Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (i) whether such Letter of Credit is requested under the Secured Facility or the Unsecured Facility, (ii) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (iii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), (iv) the amount of such Letter of Credit, (v) the name and address of the beneficiary thereof and (vi) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by such Letter of Credit Issuer, the Borrower Agent also shall submit a letter of credit application on such Letter of Credit Issuer’s standard form (with such changes as are agreed by such Letter of Credit Issuer and the Borrower Agent) in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (A) if such Letter of Credit is a Secured Facility Letter of Credit, the Total Outstanding Secured Facility Amount shall not exceed the lesser of (1) the Total Secured Facility Commitment then in effect and (2) the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent, and (B) if such Letter of Credit is an Unsecured Facility Letter of Credit, the Total Outstanding Unsecured Facility Amount shall not exceed the Total Unsecured Facility Commitment then in effect.

(c)        Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one (1) year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, not later than one (1) year after such renewal or extension) and (ii) the date that is ten (10) Business Days (or such lesser period as the Letter of Credit Issuer may agree in its sole discretion) before the Maturity Date.  If the Borrower Agent so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Letter of Credit Issuer thereof to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit, and no such automatic renewal shall cause the expiry date to be later than the date that is ten (10) Business Days (or such lesser period as the Letter of Credit Issuer may agree in its sole discretion) before the Maturity Date.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit at any time the renewal of such Letter of Credit to an expiry date not later than the date that is ten (10) Business Days (or such lesser period as the Letter of Credit Issuer may agree in its sole discretion) before the Maturity Date.

(d)        Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Letter of Credit Issuer or the Lenders, such Letter of Credit Issuer grants to each Lender, and each Lender acquires from such Letter of Credit Issuer, a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn thereunder.  Pursuant to such participations, each Lender agrees to pay to the Administrative Agent, for the account of such Letter of Credit Issuer, such Lender’s Percentage of (i) each LC Disbursement made by such Letter of Credit Issuer and not reimbursed by the Borrowers on the date due as provided in Section 2.05(e) and (ii) any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        If any Letter of Credit Issuer makes any LC Disbursement under a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 2:00 p.m., Prevailing Eastern Time, on (i) the Business Day that the Borrower Agent receives written notice of such LC Disbursement, if such notice is received before 11:00 a.m., Prevailing Eastern Time, on the day of receipt or (ii) the next Business Day, if such notice is not received before 11:00 a.m. on the day of receipt; provided that, if such LC Disbursement is at least $100,000, the Borrower Agent may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be made with the proceeds of a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Percentage thereof.  Promptly after it receives such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrowers, in the same manner as is provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06(b) shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Letter of Credit Issuer the amounts so received by it from the Lenders.  If a Lender makes a payment pursuant to this subsection to reimburse such Letter of Credit Issuer for any LC Disbursement (other than by funding Base Rate Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Borrowers of their obligation to reimburse such LC Disbursement and (ii) such Lender will be subrogated to its pro rata share of such Letter of Credit Issuer’s claim against the Borrowers for such reimbursement.  Promptly after the Administrative Agent receives any payment from the Borrowers pursuant to this subsection, the Administrative Agent will distribute such payment to such Letter of Credit Issuer or, if Lenders have made payments pursuant to this subsection to reimburse such Letter of Credit Issuer, then to such Lenders and such Letter of Credit Issuer as their interests may appear.

(f)         The obligation of the Borrowers to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Letter of Credit Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  None of the Administrative Agent, the Lenders, the Letter of Credit Issuers and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Letter of Credit Issuers.  In the absence of gross negligence or willful misconduct on the part of a Letter of Credit Issuer (as finally determined by a court of competent jurisdiction), such Letter of Credit Issuer shall be deemed to have exercised care in each such determination.  Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a Letter of Credit Issuer may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g)        Each Letter of Credit Issuer shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Letter of Credit Issuer shall promptly notify the Administrative Agent and the Borrower Agent by telephone (confirmed by telecopy) of such demand for payment and whether such Letter of Credit Issuer has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrowers of their obligation to reimburse such Letter of Credit Issuer and the Lenders with respect to any such LC Disbursement.

(h)        Unless the Borrowers reimburse an LC Disbursement in full on the day it is made (if notice is given to the Borrower Agent before 11:00 a.m., Prevailing Eastern Time, on the day the LC Disbursement is made or, otherwise, on the next Business Day), the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Sections 2.13(c) and 2.13(d) shall apply.  Interest accrued pursuant to this subsection shall be for the account of the applicable Letter of Credit Issuer, except that a pro rata share of interest accrued on and after the day that any Lender reimburses such Letter of Credit Issuer for a portion of such LC Disbursement pursuant to Section 2.05(e) shall be for the account of such Lender.

Section 2.06.    Funding of Loans.  (a) Each Lender making a Loan hereunder shall wire the principal amount thereof in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent shall make such funds available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in Cleveland, Ohio and designated by the Borrower Agent in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) will be remitted by the Administrative Agent to the applicable Letter of Credit Issuer.

(b)        Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrowers.  In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.    Interest Elections.  (a) Each Borrowing of Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrowers may, by and through the Borrower Agent, elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section.  The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section, the Borrower Agent shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election.  Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower Agent.

(c)        Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i)        the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)      if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrowers will be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower Agent fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

Section 2.08.    Termination or Reduction of Commitments.   (a) Unless previously terminated, all of the Commitments will terminate on the Revolving Availability Termination Date.

(b)        The Borrowers may at any time terminate the Secured Facility Commitments or the Unsecured Facility Commitments (or both) in whole or from time to time reduce the Secured Facility Commitments or the Unsecured Facility Commitments (or both) in part; provided that (i) the amount of each reduction (as distinct from termination in whole) of the Commitments a Facility shall be an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrowers shall not terminate or reduce the Secured Facility Commitments if, after giving effect thereto, the total Secured Facility Exposures would exceed the Total Secured Facility Commitment, (iii) the Borrowers shall not terminate or reduce the Unsecured Facility Commitments if, after giving effect thereto and to any concurrent prepayment of Loans pursuant to Section 2.10, the total Unsecured Facility Exposures would exceed the Total Unsecured Facility Commitment, and (iv) the Borrowers shall not reduce (as distinct from terminate in whole) the Commitments if, after giving effect thereto, the outstanding Commitments would be less than $50,000,000.

(c)        The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce any Commitments under Section 2.08(b), at least five (5) Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Agent pursuant to this Section will be irrevocable; provided that any such notice terminating any Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Secured Facility Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Secured Facility Commitments; and any termination or reduction of the Unsecured Facility Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Unsecured Facility Commitments.

Section 2.09.    Payment at Maturity; Evidence of Debt.  (a) Subject, with respect to JRG Reinsurance, to Section 2.01(c), each Borrower jointly and severally unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender’s Loans.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrowers’ joint and several obligation to repay the Loans in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans made by it be evidenced by a promissory note; provided that a Lender’s obtaining or not obtaining such a promissory note shall not impair or otherwise affect the provisions of subsections (b), (c) and (d) of this Section.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.    Optional and Mandatory Prepayments.   (a) Optional Prepayments.  The Borrowers will have the right at any time to prepay any Borrowing in whole or in part without premium or penalty, but subject to the provisions of this Section and Section 2.16 provided that the aggregate amount of each such prepayment shall be an integral multiple of $50,000 and not less than $250,000.

(b)        Mandatory Increase of Collateral or Prepayments.  (i) If at any date the Total Outstanding Secured Facility Amount exceeds the lesser of (A) the Total Secured Facility Commitment and (B) the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent, in each case determined as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to deposit with the Administrative Agent additional Eligible Collateral having a Collateral Value equal to such excess until the Total Outstanding Secured Facility Amount does not exceed the Total Secured Facility Commitment; and (ii) if at any date the Total Outstanding Unsecured Facility Amount exceeds the Total Unsecured Facility Commitment, determined as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to prepay the Loans in an amount equal to such excess until the Total Outstanding Unsecured Facility Amount does not exceed the Total Unsecured Facility Commitment.

(c)        Allocation of Prepayments.  Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower Agent shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f).

(d)        Partial Prepayments.  Each partial prepayment of a Borrowing shall be in an amount such that the remaining unpaid amount of such Borrowing would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment.  Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e)        Accrued Interest.  Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.13.

(f)        Notice of Prepayments.  Except with respect to a prepayment under Section 2.10(b), the Borrower Agent shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three (3) Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c).  Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Section 2.11.     Optional Increase in Commitments.  At any time prior to the date that is thirty (30) days prior to the Revolving Availability Termination Date, if no Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrowers, may, if they so elect, increase the aggregate amount of the Secured Facility Commitments (each such increase to be in an aggregate amount that is an integral multiple of $5,000,000) or of the Unsecured Facility Commitments (each such increase to be in an aggregate amount that is an integral multiple of $5,000,000) or a combination of both (in such proportion as the Parent shall specify), either by designating a financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and the Letter of Credit Issuer, which consent will not be unreasonably withheld or delayed, and only if such financial institution accepts a Commitment in an aggregate amount that is an integral multiple of $5,000,000), or by agreeing with one or more existing Lenders that such Lenders’ respective, as applicable, Secured Facility Commitment or Unsecured Facility Commitment shall be increased.  Upon execution and delivery by the Borrowers and such Lender or other financial institution of an instrument (a “Commitment Acceptance”) in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment or Commitments as therein set forth or such other financial institution shall become a Lender with a Commitment or Commitments as therein set forth and with all the rights and obligations of a Lender with such a Commitment or Commitments hereunder, and any such other financial institution shall be deemed to be a Lender for all purposes of this Agreement and the other Loan Documents without any amendment hereto or thereto and without the consent of any other party (other than those required above in this Section 2.11); provided:

(a)        that the Borrower Agent shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b)        that the Borrower Agent shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

(c)        that the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.11 since the Restatement Effective Date, does not exceed $50,000,000;

(d)        that, before and after giving effect to such increase, the representations and warranties of the Borrowers contained in Article 3 of this Agreement shall be true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects as of such date; and

(e)        that the Administrative Agent shall have received such evidence (including an opinion of Borrowers’ counsel) as it may reasonably request to confirm the Borrowers’ due authorization of the transactions contemplated by this Section 2.11 and the validity and enforceability of the obligations of the Borrowers and the Guarantors resulting therefrom.

On the date of any such increase, the Borrowers shall be deemed to have represented to the Administrative Agent and the Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.11:

(A)         within five (5) Business Days, in the case of any Base Rate Borrowings then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Borrowings then outstanding, the Borrowers shall prepay such Borrowing in its entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article 4, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Unsecured Facility Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion; provided that, at the request of the Borrowers, such repayments and reborrowings shall be effected through deemed repayments and reborrowings, with the Lenders making adjustments in cash among themselves with respect to the Loans then being deemed repaid and reborrowed and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the Lenders the outstanding principal of the Loans and other outstanding amounts, based on the revised Percentages resulting from such increase in the aggregate amount of the Unsecured Facility Commitments; and

(B)         each existing Lender whose, as applicable, Secured Facility Commitment or Unsecured Facility Commitment has not increased pursuant to this Section 2.11 (each, a “Non-increasing Lender”) shall be deemed, without further action by any party hereto, to have sold to each Lender whose, as applicable, Secured Facility Commitment or Unsecured Facility Commitment has been assumed or increased under this Section 2.11 (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.04(e) and 2.05(d), respectively) in each, as applicable, Secured LC Exposure or Unsecured LC Exposure in which such Non-Increasing Lender has acquired a participation in an amount equal to such Increased Commitment Lender’s Percentage thereof, until such time as all, as applicable, Secured LC Exposures or Unsecured LC Exposures are held by the Lenders in proportion to their respective, as applicable, Secured Facility Commitments or Unsecured Facility Commitments after giving effect to such increase.

Section 2.12.     Fees.  (a) The Borrowers shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue during the Revolving Availability

Period at the Applicable Rate on each of (i) the average daily Unused Secured Facility Commitment of such Lender and (ii) the average daily Unused Unsecured Facility Commitment of such Lender, in each case during the period from and including the Restatement Effective Date to the date on which such Commitment terminates.  Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter in respect of the quarter then ending and, with respect to the Commitment of a Lender, on the earlier date on which the Commitment of such Lender shall be terminated or assigned in whole.  As used herein a Lender’s “Unused Secured Facility Commitment” shall mean, as of any day, an amount equal to (A) such Lender’s Secured Facility Commitment, minus (B) such Lender’s Secured Facility Exposure; and a Lender’s “Unused Unsecured Facility Commitment” shall mean, as of any day, an amount equal to (C) such Lender’s Unsecured Facility Commitment, minus (D) such Lender’s Unsecured Facility Exposure.

(b)        The Borrowers shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue for each day, (A) with respect to Secured Facility Letters of Credit, at the rate of four-tenths percent (0.400%) per annum and (B) with respect to Unsecured Facility Letters of Credit, at the Applicable Rate that applies to Eurodollar Loans as of the date of issuance (or renewal or extension) of each Letter of Credit, in each case on the amount of such Lender’s LC Exposure in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from the Restatement Effective Date to the later of the date on which such Lender’s, as the case may be, Secured Facility Commitment or Unsecured Facility Commitment terminates and the date on which such Lender ceases to have any, as the case may be, Secured LC Exposure or Unsecured LC Exposure in respect of such Letter of Credit and (ii) to each Letter of Credit Issuer, with respect to Unsecured Facility Letters of Credit, a fronting fee in the amount of one-eighth percent (0.125%) of the amount of each Letter of Credit at issuance issued by it, as well as the fees separately agreed upon by the Borrowers, by and through the Borrower Agent, and such Letter of Credit Issuer with respect to issuing, amending, renewing or extending any Letter of Credit or processing drawings thereunder; provided that upon and during the continuance of an Event of Default, the participation fee payable under clause (i), above, shall, after as well as before judgment, be computed at (A) with respect to Secured Facility Letters of Credit, two and four-tenths percent (2.400%) per annum and (B) with respect to Unsecured Facility Letters of Credit a rate per annum equal to, two percent (2.000%) plus such Applicable Rate.  Accrued participation fees and fronting fees shall be payable in arrears on the last Business Day of each calendar quarter in respect of the quarter then ending (commencing on the first such date to occur after the Restatement Effective Date) and, with respect to a Lender, on the earlier date on which, as the case may be, the Secured Facility Commitment or the Unsecured Facility Commitment of such Lender shall be terminated or assigned in whole; provided that all such fees accrued to the date on which, as the case may be, the Secured Facility Commitments or the Unsecured Facility Commitments terminate will be payable on such date, and any such fees accruing after such date will be payable on demand.  Any other fees payable to the Letter of Credit Issuers pursuant to this subsection will be payable within 10 days after demand.  All such participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Borrowers shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrowers and the Administrative Agent.

(d)        The Borrowers shall pay to the Administrative Agent (to the extent applicable, for its own account, for the account of the Arranger and for the account of each Lender) on the Restatement Effective Date such fees as are specified in the mandate letter between the Borrowers and the Arranger dated October 27, 2016.

(e)        All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Letter of Credit Issuer, in the case of fees payable to it) for distribution, in the case of commitment fees and utilization fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

Section 2.13.      Interest.  (a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate, plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period, plus the Applicable Rate.

(c)        [Reserved].

(d)        Notwithstanding the foregoing, upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists, (i) each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2.00%) plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section, and (ii) any other sum then due and payable hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2.00%) plus the Alternate Base Rate plus the Applicable Rate for Base Rate Loans.

(e)        Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Unsecured Facility Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(f)        All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of “Alternate Base Rate” at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent demonstrable error.

Section 2.14.     Alternate Rate of Interest.   If before the beginning of any Interest Period for a Eurodollar Borrowing:

(a)        deposits in dollars in the applicable amounts are not being offered by banks generally in the London interbank market for such Interest Period;

(b)        the Administrative Agent or Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing determine that the Adjusted LIBO Rate for such Interest Period, after giving effect to Section 2.15, will not adequately and fairly reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period; or

(iii)        the Administrative Agent or Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing determine that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for the requested Interest Period as provided in Section 1.01 or that making or funding of Revolving Loans based on the Adjusted LIBO Rate has become impracticable, then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

Section 2.15.    Increased Costs; Capital Adequacy.   (a) If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Letter of Credit Issuer;

(ii)       subject any Lender or any Letter of Credit Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of any payments to such Lender or such Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change to, the rate of any Excluded Tax payable by such Lender or such Letter of Credit Issuer); or

(iii)      impose on any Lender or any Letter of Credit Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or such Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender or such Letter of Credit Issuer hereunder (whether of principal, interest or otherwise), then the Borrowers shall pay to such Lender or such Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)        If any Lender or any Letter of Credit Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Letter of Credit Issuer’s capital or on the capital of such Lender’s or such Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company reasonably could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrowers shall pay to such Lender or such Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)        A certificate of a Lender or a Letter of Credit Issuer setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower Agent and shall be rebuttably presumed to be correct.  Each such certificate shall contain a representation and warranty on the part of such Lender or Letter of Credit Issuer to the effect that such Lender or Letter of Credit Issuer has complied with its obligations pursuant to Section 2.21 hereof in an effort to eliminate or reduce such amount.  The Borrowers shall pay such Lender or such Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay by any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section for any increased cost or reduction incurred more than one year before it notifies the Borrower Agent of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor.  However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the one year period referred to above will be extended to include the period of retroactive effect thereof.

(e)        Within four (4) months following the date such certificate is furnished claiming compensation by any such Lender (an “Affected Lender”, which term shall also include a Lender making a demand under Section 2.17), the Borrowers may replace the Affected Lender pursuant to the provisions of Section 9.15.

Section 2.16.  Break Funding Payments.   If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrowers fail to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 9.15, then the Borrowers shall compensate each Lender for its loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Agent and shall be conclusive absent demonstrable error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.    Taxes.  (a) All payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if a Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions and withholdings (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)        In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        The Loan Parties shall indemnify each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Lender Party or required to be withheld or deducted from a payment to such Lender Party with respect to any payment by or obligation of the Borrowers under the Loan

Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (unless such penalties, interest or expenses arise by reason of the gross negligence or willful misconduct of such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment delivered to the Borrower Agent by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent demonstrable error.  If the Borrowers have indemnified any Lender Party pursuant to this Section 2.17(c), such Lender Party shall take such steps as the Borrower Agent shall reasonably request (at the Borrowers’ expense) to assist the Borrowers in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.17(c) unless, in the reasonable judgment of such Lender Party, such action (i) would not subject such Lender Party to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to such Lender Party.

(d)        Each Lender and each Letter of Credit Issuer shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register (as defined in said Section) and (iii) any Excluded Taxes attributable to such Lender Party, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any such Lender Party by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)        As soon as practicable after the Borrowers pay any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)         The Administrative Agent and each Lender shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will permit payments to be made hereunder or under any other Loan Document without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Foreign Lender shall to the extent requested by the Borrower Agent (i) furnish either (a) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (b) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form) or (c) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY and all requisite supporting documentation, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower Agent or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and is claiming the “portfolio interest exemption” under Section 881(c) of the Internal Revenue Code shall also furnish a “Non-Bank Certificate” in the form from time to time specified by, as applicable, the Administrative Agent or the Borrower Agent if it is furnishing a Form W-8BEN.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent, at such time or times reasonably requested by the Borrower Agent or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)        The Administrative Agent and each Lender that is not a Foreign Lender shall furnish two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(h)        The provisions of this Section 2.17 shall survive the termination of this Agreement and repayment of the Loans.

(i)         Within four (4) months following the date the Administrative Agent or a Lender shall make a written demand for Taxes or Other Taxes pursuant to this Section 2.17, the Borrowers may replace the Affected Lender pursuant to the provisions of Section 9.15.

Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.   (a) The Borrowers shall make each payment required to be made by them under the Loan Documents (whether of principal, interest or fees, reimbursement of LC Disbursements, or amounts payable under Section 2.15, 2.16 or 2.17(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon,

Prevailing Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, 6th Floor, Cleveland, Ohio 44114 (or such other address as may from time to time be designated by the Administrative Agent to the Borrower Agent in writing), except payments to be made directly to a Letter of Credit Issuer as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof.  Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)        Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower Agent notice that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it.  In such event, if the Borrowers have not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(e), 2.06(b), 2.18(d) or 9.03(d), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.    Defaulting Lenders.   (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18 or Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower Agent may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with their Percentages without giving effect to Section 2.19(a)(iv), below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive Letter of Credit participation fees under Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(C)       With respect to any commitment fee under Section 2.12(a) or any Letter of Credit participation fee under Section 2.12(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders having, as applicable, Secured Facility Commitments and Unsecured Facility Commitments in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s

Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Agent shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the Secured Facility Exposure or the Unsecured Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s, respectively, Secured Facility Commitment or Unsecured Facility Commitment.  Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)        If the Borrowers, the Administrative Agent and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Percentages (without giving effect to Section 2.19(a) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, amend, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.20.    Cash Collateral.   (a) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Letter of Credit Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)        Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)        Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)        Cash Collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and each Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.21.    Lender’s Obligation to Mitigate.  If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.21 unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.22.    Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Borrowings, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of any Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar

Borrowings or to convert Base Rate Borrowings to Eurodollar Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist, which notice such Lender agrees to give promptly following such determination.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Borrowings from such Lender to Base Rate Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Borrowings.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Borrower jointly and severally represents and warrants to the Lender Parties that:

Section 3.01.    Organization; Powers.  Each Loan Party and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.    Authorization; Enforceability.  The Financing Transactions to be entered into by each Loan Party are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or other equity holder action.  This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which a Loan Party is to be a party, when executed and delivered by, as the case may be, a Borrower or such other Loan Party, will constitute, a legal, valid and binding obligation of, as the case may be, such Borrower or such other Loan Party, in each case enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03.    Governmental Approvals; No Conflicts.  The Financing Transactions and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any exchange under which a Borrower’s Equity Interests are traded, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Loan Party (except for Liens created pursuant to the Loan Documents).

Section 3.04.    Financial Statements; No Material Adverse Change.  (a) The Parent has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2015 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Parent and its Subsidiaries as of September 30, 2016 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Parent’s chief financial officer.  Such financial statements present fairly, in all material respects, the Consolidated financial position of the Parent and its Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and show all material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof. None of the Parent or any of its Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(b)        Since December 31, 2015 there has been no material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Parent and its Subsidiaries, taken as a whole.

(c)        The Parent has heretofore furnished to each of the Lenders the annual Statutory Statement of each Insurance Subsidiary for the fiscal year thereof ended December 31, 2015, and the quarterly Statutory Statement of each Insurance Subsidiary for the fiscal quarter ended September 30, 2016, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Insurance Subsidiary as at, and the results of operations for, the fiscal year ended December 31, 2015, and fiscal quarter ended September 30, 2016, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority.  As of the date hereof and as of the Restatement Effective Date, since December 31, 2015, there has been no material adverse change in the financial condition, operations or business of any Material Insurance Subsidiary from that set forth in its respective Statutory Statement as at December 31, 2015.

Section 3.05.    Insurance Licenses.  Schedule T to the most recent annual Statutory Statement of each Domestic Insurance Subsidiary lists all of the jurisdictions in which such Domestic Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”), and Schedule 3.05 hereto lists all of the jurisdictions in which JRG Reinsurance holds active Licenses (including, without limitation, Licenses from Applicable Insurance Regulatory Authorities).  Each Insurance Subsidiary is in compliance in all material respects with each License held by it.  No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of each Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.

Section 3.06.    Parent Subsidiaries.

(a)        As of the Restatement Effective Date, the Parent has no Subsidiaries, other than those set forth on Part A of Schedule 3.06.  Part A of Schedule 3.06 accurately identifies as of the Restatement Effective Date the jurisdiction under the Laws of which each such Subsidiary is formed. The last sentence of the definition of “Material Subsidiary” identifies all of the Parent’s Subsidiaries that are Material Subsidiaries as of the Restatement Effective Date.

(b)        Set forth on Part B of Schedule 3.06 is a complete and correct list of all Investments (other than (i) Investments disclosed in Part A of said Schedule 3.06 and any other Investments existing as of the date hereof permitted under Section 6.04 and (ii) Guarantees of Debt the aggregate principal or face amount of which Debt is less than $5,000,000) held by the Parent or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (A) the identity of the Person or Persons holding such Investment and (B) the nature of such Investment.  Except as disclosed in Part B of Schedule 3.11, each of each Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

Section 3.07.    Litigation.   There is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at Law or in equity, before or by any arbitrator or Governmental Authority pending against any Loan Party or any Subsidiary or of which any Loan Party or any Subsidiary has otherwise received notice or which, to the knowledge of a Loan Party, is threatened against any Loan Party or any Subsidiary (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions or the use of the proceeds thereof.

Section 3.08.    Compliance with Laws and Agreements; Anti-Terrorism Laws.  (a) Each Loan Party is in compliance with all Laws of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable Laws dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable Law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

(b)        Without limiting the generality of paragraph (a), above, each Insurance Subsidiary is in compliance, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it of its Applicable Insurance Regulatory Authority.

(c)        None of any Loan Party or any Subsidiary is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)        None of any Loan Party or any Affiliate thereof or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)         a Person that is listed in the annex to the Executive Order No. 13224;

(ii)        a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to the Executive Order No. 13224;

(iii)        a Person with which any Lender or any Letter of Credit Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)        a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)        a Person that is affiliated or associated with a Person listed above.

(e)        None of any Loan Party, any Subsidiary or any of their agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 3.09.    Investment Company Status.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10.    Taxes.   The Parent’s Domestic Subsidiaries are members of an affiliated group of entities filing consolidated returns for Federal income tax purposes, of which James River is the “common parent” (within the meaning of Section 1504 of the Code) of such group.  The Parent and its Subsidiaries have filed all United States income tax returns, Bermuda income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Parent or any of its Subsidiaries.  The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Parent, adequate. No

Loan Party has given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.

Section 3.11.    Material Debt Agreements and Liens.

(a)        Part A of Schedule 3.11 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, a Loan Party or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 (other than (i) Debt in respect of the Existing Revolving Loans and (ii) Debt in respect of the Existing Secured Letters of Credit), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.11.  The Debt and other obligations of the Loan Parties hereunder and under the other Loan Documents constitute “Senior Indebtedness” (or equivalent term otherwise named) under, and defined in, the documents relating to the Restatement Effective Date Trust Preferred Securities and any other of such Debt that is subordinated Debt of a Loan Party.

(b)        Part B of Schedule 3.11 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof and on the Restatement Effective Date the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of a Loan Party or any of its Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of said Schedule 3.11.

Section 3.12.    Environmental Matters.  Each of the Loan Parties and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Loan Parties and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 3.13.    Equity Obligations.   Except as set forth on Schedule 3.13, there are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Equity Interests of the Parent.

Section 3.14.    No Reliance.   Each Loan Party has made, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Administrative

Agent or any Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and tax analysis of the transactions contemplated hereby.

Section 3.15.    ERISA.   Compliance by the Loan Parties and their Subsidiaries with the provisions hereof and Loans and Letters of Credit contemplated hereby will not involve any Prohibited Transaction within the meaning of ERISA or section 4975 of the Code or any breach of any other comparable foreign Law.  Each Loan Party and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No Plan or trust created thereunder has been terminated, and there have been no ERISA Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or ERISA Event has or reasonably could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a liability of a Loan Party or any ERISA Affiliate in respect thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.15 hereto, neither a Loan Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan.  Each Plan that is intended to be so qualified under section 401(a) of the Code in fact is so qualified, except for any failure of qualification which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither any Loan Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed prior to the date hereof to the Lenders in writing or on any financial statements of the Parent and its Subsidiaries or any ERISA Affiliate provided to the Administrative Agent and the Lenders or except for such contingent liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.16.    Regulation U.  Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying any such margin stock.  No proceeds of any Loan or drawings under any Letter of Credit will be used directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 3.17.    Disclosure.   Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of any Loan Party to the Arranger, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.18.    Solvency.   Immediately after the Financing Transactions to occur on the Restatement Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Restatement Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Restatement Effective Date.

ARTICLE 4

CONDITIONS

Section 4.01.    Restatement Effective Date.   The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived by each Lender:

(a)        The Administrative Agent shall have received counterparts hereof signed by the Parent and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party that it has executed a counterpart hereof).

(b)        The Administrative Agent shall have received favorable written opinion letter addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date of Bryan Cave LLP, counsel for the Loan Parties, and Conyers, Dill & Pearman Limited, Bermuda counsel to the Parent, JRG Reinsurance and Holdings II, which opinion letters shall cover such matters relating to the Loan Parties, the Loan Documents or the Financing Transactions as the Administrative Agent or the Required Lenders shall reasonably request and otherwise shall be in form and content reasonably satisfactory to the Administrative Agent.  The Parent requests such counsel to deliver such opinion letter.

(c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and its Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to each Loan Party, its Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)        The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent, confirming compliance with the conditions set forth in clauses (b), (c) and (d) of Section 4.02.

(e)        The Required Lenders shall not have notified the Administrative Agent of their determination that, since December 31, 2015, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(f)        Neither of the Arranger nor the Administrative Agent shall have become aware of any information or other matter affecting the Loan Parties or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

(g)        Each Guarantor shall have executed and delivered to the Administrative Agent a confirmation of its Payment Guaranty in form and substance satisfactory to the Administrative Agent.

(h)        The Parent shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Restatement Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers under the Loan Documents, including the fees payable pursuant to Section 2.12(d).

(i)         All consents and approvals required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

(j)         (i)        The Borrowers shall have deposited with the Administrative Agent, for the ratable payment to the Departing Lender and the Remaining Lenders, an amount in immediately available funds equal to all accrued and unpaid interest (together with any applicable breakage compensation), commitment fees, Letter of Credit participation fees and fronting fees under the Existing Credit Agreement to but not including the Restatement Effective Date; and

(ii)        the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, concurrently with the effectiveness of this Agreement, (A) the respective Debts of the Parent and JRG Reinsurance to the Departing Lender for its Existing Revolving Loans and their other obligations, including accrued but unpaid interest and fees, to the Departing Lender under the Existing Credit Agreement shall have been paid and discharged in full, and (B) subject to such concurrent payment and discharge, the Departing Lender shall have consented in writing to the amendment and restatement of the Existing Credit Agreement upon and subject to the terms and conditions of this Agreement, including its ceasing to be a “Lender” to the Borrowers thereunder and hereunder.  Each Remaining Lender hereby consents to such payment and discharge in full of the Borrowers’ Debts to the Departing Lender notwithstanding the pro rata sharing of payments otherwise required by Section 2.18 of the Existing Credit Agreement.

(k)        The Parent shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Best Rating of each Insurance Subsidiary is not lower than “A-”.

(l)         The Administrative Agent shall have received from JRG Reinsurance evidence reasonably satisfactory to the Administrative Agent that no approval of any Applicable Insurance Regulatory Authority is required for any Borrowings by JRG Reinsurance or issuances of Letters of Credit with respect to which JRG Reinsurance is obligated under either of the Secured Facility or the Unsecured Facility and its pledge of Eligible Collateral under the Secured Facility, with such Debt and other obligations of JRG Reinsurance hereunder in each case ranking at least equally with claims of other creditors (including policy holders) of JRG Reinsurance, or, if such approval is required, that JRG Reinsurance has obtained such approval (the “Regulatory Condition Satisfaction”).

(m)       Each Borrower shall have executed and delivered to the Administrative Agent a confirmation of its respective Pledge Agreement; and JRG Reinsurance shall have executed and delivered to the Administrative Agent a confirmation of its Control Agreement, in each case, in form and substance satisfactory to the Administrative Agent.

(n)        The Administrative Agent and the Lenders shall have received from the Loan Parties such other certificates and other documents as the Administrative Agent or any Lender may reasonably have requested, including the promissory note complying with Section 2.09(e) of any Lender requesting such promissory note.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Letter of Credit Issuers to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived by each Lender) before 5:00 p.m., Prevailing Eastern Time, on or before December 15, 2016 (and, if any such condition is not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.    Conditions to Initial Utilization and Each Subsequent Utilization.   The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), and the obligation of any Letter of Credit Issuer to issue, amend, renew or extend any

Letter of Credit (including the initial Letters of Credit, if such initial Letters of Credit are issued prior to the occasion of the initial Borrowing), is each subject to receipt of the Borrower Agent’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)        The Restatement Effective Date shall have occurred.

(b)        Immediately before and immediately after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

(c)        The representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects as of such date.

(d)        Immediately before and after such Borrowing is made, or a Letter of Credit is issued, amended, renewed or extended, as applicable, the Total Outstanding Secured Facility Amount will not exceed the Total Secured Facility Commitment and the Total Outstanding Unsecured Facility Amount will not exceed the Total Unsecured Facility Commitment.

(e)        In the case of the issuance of a Secured Facility Letter of Credit, the Borrowers shall have pledged with the Administrative Agent pursuant to the Security Documents Eligible Collateral having a Collateral Value of not less than the amount of such Letter of Credit; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, Eligible Collateral pledged by JRG Reinsurance shall not secure the Debt or other obligations of any other Borrower under this Agreement and the other Loan Documents.

(f)         In the case of a Borrowing by JRG Reinsurance or the issuance of a Letter of Credit for the account of JRG Reinsurance, a Financial Officer of JRG Reinsurance shall have executed and delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent that the Regulatory Condition Satisfaction remains effective.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash, all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed in cash, and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, each Borrower jointly and severally covenants and agrees with the Lenders that:

Section 5.01.    Financial Statements and Other Information.  The Borrowers shall furnish to the Administrative Agent (for delivery to each Lender):

(i)        as soon as available and in any event within 120 days after the end of each Fiscal Year, the Parent’s audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit and in accordance with generally accepted auditing standards) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP;

(ii)        as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (and within 60 days after the end of each fourth Fiscal Quarter of each Fiscal Year), its Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (A) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (B) if the Parent is an SEC reporting company (or equivalent under foreign Law), having been prepared in accordance with the applicable rules of the SEC (or foreign equivalent) or, otherwise, having been prepared in accordance with GAAP;

(iii)        concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Parent (A) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and Section 6.12, (C) certifying that all representations and warranties of the Credit Parties under Article 3 are true and correct in all material respects as of the date of such certificate, (D) certifying the Leverage Ratio (with accompanying computation thereof in reasonable detail) as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, (E) certifying the Best Rating of each Insurance Subsidiary as of the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (F) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect in any material respect on, the Parent’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate), unless such change(s) are expressly identified in such financial statements accompanying such certificate;

(iv)        concurrently with each delivery of financial statements under clause (i) above, (A) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (B) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;

(v)        for so long as the Parent is an SEC reporting company (or equivalent under foreign Law), promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC (or foreign equivalent thereof);

(vi)        promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of a Loan Party or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of a Loan Party or any Material Subsidiary;

(vii)        as soon as available and in any event within twenty-five (25) days after the end of each calendar month, a certificate executed by a Financial Officer of the Parent as of the last day of such calendar month setting forth (A) the undrawn amount of each Secured Facility Letter of Credit outstanding on such date, (B) an itemization of the Eligible Collateral securing each such Letter of Credit, and (C) the Collateral Value thereof on such date, and

(viii)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of a Loan Party and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

provided that for so long as the Parent is an SEC reporting company (or equivalent under foreign Law), any information or document that is required to be furnished by any of clauses (i), (ii), (vi), and (vii) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Parent provides to the Administrative Agent and the Lenders electronic or written notice of the posting of such information or document.

Section 5.02.    Insurance Subsidiary Reporting.   The Borrowers shall furnish to the Administrative Agent and each Lender copies of the following:

(i)         promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Insurance Subsidiary (and within 60 days after the end of each fourth fiscal period of each fiscal year of each Insurance Subsidiary), its quarterly Statutory Statement for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(ii)        promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 180 days after the end of each fiscal year of each Insurance Subsidiary, the annual Statutory Statement of such Insurance Subsidiary for such year, together with (a) the opinion thereon of a senior financial officer of such Insurance Subsidiary stating that said annual Statutory Statement presents the financial condition of such Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, (b) a certificate of a valuation actuary affirming the adequacy of reserves taken by such Insurance Subsidiary in respect of future policyholder benefits as at the end of such fiscal year (as shown on such Statutory Statement) and (c) for each Material Insurance Subsidiary, the report of Ernst & Young LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements delivered pursuant to this clause (ii);

(iii)        within 120 days after the close of each fiscal year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” for such Insurance Subsidiary which is provided to the Applicable Insurance Regulatory Authority (or equivalent information should such Applicable Insurance Regulatory Authority no longer require such a statement), which statement shall be in the format prescribed by the Applicable Insurance Code of such Insurance Subsidiary;

(iv)        promptly after any Insurance Subsidiary receives the results of a triennial examination by the NAIC of the financial condition and operations of such Insurance Subsidiary or any of its Subsidiaries (or results of an equivalent examination by a similar foreign body), a copy thereof;

(v)        promptly following the delivery or receipt by a Loan Party or any of its Insurance Subsidiaries of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of any of its Subsidiaries, a copy thereof;

(vi)        within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License or any similar proceeding with respect to any such License; and

(vii)       promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Subsidiary is a party which denial, litigation or arbitration involves $10,000,000 or more.

The Parent shall cause a Best Rating to be in effect with respect to each of its Insurance Subsidiaries at all times.

Section 5.03.    Notice of Material Events.   The Borrowers shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)         the occurrence of any Default;

(ii)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority Applicable or Insurance Regulatory Authority against or affecting a Loan Party or any Material Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or the filing any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting a Loan Party or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(iii)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of a Loan Party and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(iv)        the occurrence of any change in the Best Rating of an Insurance Subsidiary;

(v)        on or prior to the effectiveness of any amendment to the terms of any Material Debt (other than Debt owed to an Applicable FHLB), or the effectiveness of any agreement governing any Debt in replacement or exchange thereof, a copy of such amendment or agreement (other than Debt owed to an Applicable FHLB); provided that promptly upon the request of the Administrative Agent or a Lender from time to time, the Borrower shall provide to the Administrative Agent and the Lenders copies of agreements and other documents evidencing, securing or otherwise governing Debt owed by any Domestic Insurance Subsidiary to its Applicable FHLB;

(vi)        any change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon a Financial Officer’s (a) becoming aware of such change and (b) reaching the belief that such change could reasonably be expected to have a Material Adverse Effect;

(vii)       any change in the published financial strength rating by Best of any Person to which any Insurance Subsidiary has ceded risk (that is not secured by such Person’s delivery to such Insurance Subsidiary of a letter of credit or a pledge of cash collateral) in excess of $5,000,000 pursuant to a Reinsurance Agreement if such change causes such published rating to be “B++” or lower; and

(viii)      any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.04.    Existence; Conduct of Business.   (a) Except as otherwise permitted by the provisions of Section 6.03, each Loan Party shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

(b)        Without limiting the generality of paragraph (a), above, the Borrowers shall cause each Insurance Subsidiary at all times to comply, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it of its Applicable Insurance Regulatory Authority.

Section 5.05.    Payment of Obligations.   Each Loan Party shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.    Insurance.   Each Loan Party shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Administrative Agent’s written request upon and during the continuance of an Event of Default, each Loan Party shall furnish to the Administrative Agent such information about any such insurance as the Administrative Agent may from time to time reasonably request; provided that, nothing in this Section 5.06 shall be deemed to require any of the Parent’s Material Subsidiaries to enter into any Reinsurance Agreement and provided, further, that the Loan Parties and their Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

Section 5.07.    NAIC Ratio.   In the event that the NAIC or any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the Borrowers shall cause each Domestic Insurance Subsidiary that is a Material Insurance Subsidiary to comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Applicable Insurance Regulatory Authority.

Section 5.08.    Proper Records; Rights to Inspect.   Each Loan Party shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.  The Loan Parties shall, and shall cause each of their Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested, but, other than in exigent circumstances, taking into account periodic accounting and regulatory compliance demands on the Loan Parties and their Subsidiaries.

Section 5.09.    Compliance with Laws.

(a)        Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all Laws of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such Laws, rules or regulations (i) the validity or applicability of which a Loan Party or any Subsidiary is contesting in good faith by appropriate proceedings or (ii) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

(b)        Without limiting the generality of the foregoing, each Loan Party and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  The Loan Parties shall deliver to the Lenders and the Letter of Credit Issuers any certification or other evidence reasonably requested from time to time by any Lender or any Letter of Credit Issuer in its reasonable discretion, confirming their compliance with this Section 5.09.

Section 5.10.    Use of Proceeds and Letters of Credit.   The proceeds of the Loans will be used only to finance the general corporate purposes of the Borrowers (including, without limitation, liquidity, acquisitions (except to the extent restricted pursuant to this Agreement), the satisfaction of Debt required by Section 4.01(j) and working capital needs of the Borrowers and their Subsidiaries).  No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.  Letters of Credit will be requested and used only to finance the general corporate purposes (including working capital needs) of the Borrowers and their Subsidiaries, and will not be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash, all Letters of Credit have expired or been cancelled, all LC Disbursements have been reimbursed in cash, and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, each Borrower jointly and severally covenants and agrees with the Lenders that:

Section 6.01.    Debt; Certain Equity Securities; Prepayments.   (a) No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Debt, except:

(i)         Debt created under the Loan Documents;

(ii)        Debt in connection with (a) the Restatement Effective Date Trust Preferred Securities and (b) unsecured debentures issued by James River, due April 29, 2034 in the amount of $15,000,000;

(iii)       Debt of Material Subsidiaries to the Parent or to other Material Subsidiaries;

(iv)       Debt of the Loan Parties and their Material Subsidiaries, including, without limitation, Capital Lease Obligations, secured by Liens permitted under Section 6.02(iv) hereof;

(v)        Debt (but only of Domestic Insurance Subsidiaries) to Applicable FHLBs;

(vi)       Subordinated Debt;

(vii)       Debt consisting of letters of credit obtained from Comerica Bank by JRG Reinsurance in the ordinary course of business so long as that aggregate Debt thereunder does not at any time exceed $125,000,000; and

(viii)      additional unsecured Debt not to exceed $10,000,000 in aggregate principal amount at any time outstanding as to the Parent and its Subsidiaries on a Consolidated basis;

provided that if any of the foregoing Debt is Debt of a Borrower owing to a Subsidiary, such Debt shall be subordinated to the Debt and other obligations of the Loan Parties hereunder and under the other Loan Documents on terms reasonably satisfactory to the Administrative Agent.

(b)        No Loan Party shall issue Current Redeemable Equity.

(c)        The Parent shall not, and shall not permit any of its Subsidiaries to, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of any Debt, other than the Debt and other obligations hereunder and under the other Loan Documents.

Section 6.02.    Liens.   No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)        Permitted Liens and Liens created pursuant to the Loan Documents;

(ii)       any Lien on any property of a Loan Party or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of such Loan Party or any Material Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iii)      any Lien existing on any fixed or capital asset before the acquisition thereof by a Loan Party or any Material Subsidiary or existing on any fixed or capital asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of a Loan Party or any Material Subsidiary, (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (D) the principal amount of Debt secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Financial Officer of a Loan Party) of such fixed or capital asset at the time it was acquired (by purchase, construction or otherwise) and (E) the aggregate principal amount of Debt secured by any and all such Liens permitted under this clause (iii) shall not at any time exceed $10,000,000;

(iv)       Liens on fixed or capital assets acquired, constructed or improved by a Loan Party or any Material Subsidiary; provided that (A) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (C) such Liens will not apply to any other property of a Loan Party or any Material Subsidiary and (D) the aggregate principal amount of Debt secured by any and all such Liens permitted under this clause (iv) shall not at any time exceed $10,000,000;

(v)       Liens to secure a Debt owing to a Borrower or a Guarantor;

(vi)       Liens on the assets of a Domestic Insurance Subsidiary to secure Debt owing by such Domestic Insurance Subsidiary to its Applicable FHLB;

(vii)      Cash and investment property deposited as collateral to secure letter of credit Debt permitted under clause (vii) of Section 6.01(a); and

(viii)     any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (ii), (iii), (iv), (v), (vi) or (vii) of this Section; provided that such Debt under any of clauses (ii), (iii), (iv) and (vi) is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets.

Section 6.03.     Fundamental Changes.

(a)        No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless it is a Permitted Acquisition; provided that James River UK may dissolve or merge with the Parent so long as each and all of the following is satisfied: (i) the Parent shall have delivered to the Administrative Agent written notice of such merger or dissolution and the intended date of consummation thereof at least twenty (20) Business Days in advance of such intended date of consummation, (ii) such notice is accompanied with copies of the definitive documentation that will effect such merger or dissolution, (iii) no Default exists on the date of such notice and on the date of such consummation, (iv) after giving effect to such merger or dissolution, the Parent shall own 100% of all of the issued and outstanding Equity Interests of each of James River and any other Person that is then a Subsidiary of James River UK, (v) in the case of a merger, the Parent is the surviving Person, (vi) the Parent shall have caused to be delivered to the Administrative Agent and the Lenders such opinions of counsel as the Administrative Agent may reasonably request, and (vii) the Administrative Agent shall not have received from the Required Lenders on or before three (3) Business Days prior to such intended date of consummation written notice that such Required Lenders have determined in their good faith judgment that such merger or dissolution impairs or otherwise adversely affects any right or interest of the Lenders hereunder or under any other Loan Document.

(b)       No Loan Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition or otherwise acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for (i) purchases of inventory and other property to be sold or used in the ordinary course of business, (ii) Assumed Reinsurance in the ordinary course of business, (iii) Investments permitted under Section 6.04, (iv) capital expenditures in the ordinary course of business, and (v) Permitted Acquisitions.

(c)        No Loan Party shall, nor shall it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.

(d)       Notwithstanding the foregoing provisions of this Section 6.03:

(i)          any Subsidiary may be merged or consolidated with or into: (A) a Loan Party if such Loan Party shall be the continuing or surviving company or (B) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving company;

(ii)         any Material Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to a Loan Party or a Wholly Owned Subsidiary of a Loan Party; and

(iii)        any Material Subsidiary may merge or consolidate with or acquire the business, property or Equity Interests and Equity Rights of another Person if (A) both immediately prior to and after giving effect to such merger, consolidation or acquisition, no Default exists, (B) after giving pro forma effect (pursuant to accounting procedures satisfactory to the Administrative Agent) to such merger, consolidation or acquisition, the Leverage Ratio as of the Fiscal Quarter most recently ended shall not be greater than 0.35 to 1, (C) in the case of an acquisition of Equity Interests and Equity Rights, such Material Subsidiary acquires 100% of the issued and outstanding Equity Interests and Equity Rights of such Person and (D) in the case of a merger or consolidation, the surviving entity is a Wholly Owned Subsidiary of a Loan Party.

Section 6.04.     Investments, Loans, Advances, Guarantees and Acquisitions

(a)       No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Part B of Schedule 3.06, (ii) operating deposit accounts with banks, (iii) Permitted Investments, (iv) Investments by a Loan Party and its Material Subsidiaries in their respective Subsidiaries; provided that the Loan Parties’ Investments in Foreign Subsidiaries acquired or formed after the Restatement Effective Date that are not organized under the Laws of Bermuda (exclusive of the Parent’s Investment in James River UK upon and subject to the terms and conditions of this Agreement) shall not exceed $10,000,000 in the aggregate as to all Loan Parties in any Fiscal Year, (v) Hedging Agreements in the ordinary course of a Loan Party’s or such Subsidiary’s business, (vi) so long as no Default exists or would exist after giving effect thereto, the prepayment or acquisition by a Loan Party or any other Subsidiary of its or a Subsidiary’s Trust Preferred Securities notes (and the related Trust Preferred Securities) so long as the aggregate principal amount of all such Trust Preferred Securities notes (and the related Trust Preferred Securities) prepaid or acquired from and after the Restatement Effective Date does not exceed $10,000,000, (vii) Permitted Acquisitions, and (viii) so long as no Default exists or would exist after giving effect thereto, and subject to the requirements of Section 6.09, Investments in Persons Controlled by D.E. Shaw & Co., L.P., a Delaware limited partnership, in an aggregate amount outstanding at any one time (net of repayments of capital and proceeds of disposition thereof) not to exceed $75,000,000; provided, however, that none of the foregoing Investments shall consist of a general partnership interest of any partnership, whether general or limited (or equivalent Equity Interest otherwise named).

(b)       The Parent shall not permit any Insurance Subsidiary to make any Investment if, on the date of which such Investment is made and after giving effect thereto, the aggregate value of Investments (other than equity Investments and bank loan participations) held by such Insurance Subsidiary that are rated lower than “2” by the NAIC or are not rated by the NAIC would exceed 5% of the value of total invested assets. As used in this Section 6.04, the “value” of an Investment refers to the value of such Investment that would be shown on the most recent Statutory Statement of the relevant Insurance Subsidiary prepared in accordance with SAP.

Section 6.05.     Asset Sales.   No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will (i) the Parent issue any additional Equity Interest in the Parent if such issuance would cause a Change in Control or (ii) any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a)       sales of used or surplus equipment and Permitted Investments in the ordinary course of business; and

(b)       Sale-Leaseback Transactions permitted pursuant to Section 6.07.

Section 6.06.     Ceded Reinsurance.   No Loan Party shall, nor shall it permit any Insurance Subsidiary to:

(a)         enter into any Reinsurance Agreement in respect of ceded risk in excess of $5,000,000 with any Person other than (i) another Insurance Subsidiary, (ii) any Person for which the most recently published financial strength rating by Best is “B+” or higher or, if such Person is not rated by Best, which has a Statutory Surplus (or the equivalent thereof with respect to a Person not domiciled in the United States) of not less than $100,000,000, (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an “authorized bank” (as such term is defined by the Applicable Insurance Regulatory Authority) or cash collateral deposit or (iv) any other reinsurers acceptable to the Administrative Agent, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating of Best;

(b)         enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd’s of London if the aggregate amount of reinsurance ceded thereby would exceed fifteen percent (15.0%) of the aggregate premium volume of reinsurance ceded by the Insurance Subsidiaries;

(c)         enter into any Surplus Relief Reinsurance except with another Insurance Subsidiary; provided that the Insurance Subsidiaries identified on Schedule 6.06 may continue to maintain (and from time to time replace so long as the amount thereof does not increase) the Surplus Relief Reinsurance in effect on the date hereof and described on Schedule 6.06; or

(d)         enter into any Reinsurance Agreement or Reinsurance Agreements if after giving effect thereto such Reinsurance Agreement or Reinsurance Agreements, when taken together with all other Reinsurance Agreements entered into by the Insurance Subsidiaries during the immediately preceding 365-day period, will result in a fifteen percent (15.0%) or more reduction of the aggregate net written premiums of the Insurance Subsidiaries taken as a whole (but without duplication) during such 365-day period.

Section 6.07.     Sale and Leaseback Transactions.   No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any arrangement with any Person (other than a Loan Party or any of its Material Subsidiaries) providing for the leasing to such Loan Party or any of its Material Subsidiaries for a period of more than five years of any property which has been or is to be sold or transferred by such Loan Party or such Material Subsidiary to such Person or to any other Person (other than a Loan Party or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the property subject to such lease (a “Sale-Leaseback Transaction”) if, after giving effect thereto, the Value (as defined below) of all Sale/Leaseback Transactions at such time would exceed 10% of the Consolidated Net Worth of the Parent at such time. For purposes of this Section 6.07, “Value” shall mean, with respect to any Sale-Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property subject to such Sale-Leaseback Transaction and (b) the fair value, in the opinion of the board of directors of the applicable Loan Party of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6.

Section 6.08.     Restricted Payments.   No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving pro forma effect to such Restricted Payment, no Default exists or would result therefrom; provided that nothing in this Section shall be construed to restrict payments by a Subsidiary to its immediate parent entity.

Section 6.09.     Transactions with Affiliates.   Except as expressly permitted by this Agreement, and except for other transactions between or among the Parent and its Wholly Owned Subsidiaries and transactions among its Wholly Owned Subsidiaries, the Loan Parties shall not, nor shall it permit any of their Material Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of a Loan Party or any of its Material Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) a Loan Party and its Material Subsidiaries may enter into transactions (other than extensions of credit by such Loan Party or any of its Material Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to such Loan Party and its Material Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate (or in the case of any management agreement or investment advisory agreement among or between the Parent and its Insurance Subsidiaries, that is approved by the Applicable Insurance Regulatory Authorities); (iii) nothing in this Section 6.09 shall be deemed to prohibit or restrict the making of Restricted Payments by a Subsidiary to, as the case may be, the Parent or the Subsidiary that is its immediate parent entity and (iv) a Loan Party and its Material Subsidiaries may make investments in any Person Controlled by D.E. Shaw & Co., L.P., a Delaware limited partnership, so long as (A) the monetary and other terms of such investment are as advantageous to such Loan Party or Material Subsidiary as would obtain in a comparable investment in a Person not an Affiliate and (B) the aggregate amount of all such investments (net of repayments of capital and proceeds of disposition thereof) outstanding at any time does not exceed $75,000,000.

Section 6.10.    Restrictive Agreements.   No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of such Loan Party or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to such Loan Party or any other Material Subsidiary or to Guarantee Debt of a Loan Party or any other Material Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (iv) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.11.     Leverage Ratio.    The Borrowers shall not permit the Leverage Ratio as of the end of any Fiscal Quarter ending December 31, 2016 and thereafter to be greater than 0.35 to 1.

Section 6.12.    Consolidated Net Worth.   The Borrowers shall not permit Consolidated Net Worth (a) as of the end of the Fiscal Quarter ending December 31, 2016, to be less than $350,000,000 and (b) as of the end of any Fiscal Quarter thereafter, to be less than an amount equal to (i) the Minimum Net Worth for the immediately preceding Fiscal Quarter, plus (ii) the Fiscal Quarter Increase for such immediately preceding Fiscal Quarter.

Section 6.13.     [Reserved].

Section 6.14.     [Reserved].

Section 6.15.     Minimum Best Ratings.    The Borrowers shall not permit the Best Rating of any Insurance Subsidiary at any time to be lower than “A-”.

Section 6.16.     Amendment of Material Documents.   (a) No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, amend, modify, supplement or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.

(b)        No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, enter into any amendment, waiver or other modification of any of the Trust Preferred Securities Notes or any indenture or other agreement governing the Trust Preferred Securities Notes, or of any document evidencing or otherwise governing any Material Debt (i) if the effect of such amendment, waiver or other modification is to increase the interest rate on such Debt, increase the amount of principal due on any date, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral) or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf).

(c)        No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, except:

(i)          payments (other than optional or voluntary prepayments) as and when due in respect of such Subordinated Debt but only to the extent, if any, permitted by the subordination terms, subordination agreement or intercreditor agreement (or equivalent agreement otherwise named) applicable to such Subordinated Debt; and

(ii)         refinancings of such Subordinated Debt with the proceeds of other Subordinated Debt.

Section 6.17.    Lines of Business.   No Loan Party shall, nor shall it permit any of its Material Subsidiaries to, engage in any line or lines of business activity if doing so would cause less than 80% of a Borrower’s or a Guarantor’s Consolidated respective gross income to be derived from the business of owning and operating property and casualty, specialty and workers’ compensation insurance companies and insurance agencies, as conducted on the date hereof and businesses related or incidental thereto, which shall be deemed to include, without limitation, property and casualty reinsurance businesses and property and casualty premium finance businesses.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.     Events of Default.   If any of the following events (each an “Event of Default”) shall occur:

(a)       the Borrowers shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)       the Borrowers shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)       any representation, warranty or certification made or deemed made by or on behalf of a Loan Party or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)       (i) a Loan Party shall fail to observe or perform any covenant or agreement contained in Section 2.10(b)(i), Section 5.0l(a), Section 5.0l(b), Section 5.0l (c), Section 5.0l (d), Section 5.02, Section 5.03, Section 5.04, Section 5.08, Section 5.10 or Section 5.11 or in Article 6, or (ii) an “Event of Default” (as defined in any Security Document) shall occur;

(e)       a Loan Party shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower Agent from the Administrative Agent or knowledge of such failure by an officer of a Loan Party;

(f)        a Loan Party or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)       any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity, (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $5,000,000 aggregate principal amount of credit to a Loan Party or its Material Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of a cure period, so long as a Loan Party has notified the Administrative Agent immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period; and provided, further, that a mandatory prepayment of Material Debt required to be made by reason of the sale or other disposition (including, without limitation, condemnation or insured casualty) of assets securing such Material Debt shall not be deemed to be an event or condition described in any of clauses (i), (ii) and (iii), above; provided, further, that no event described in clause (iii) shall constitute an Event of Default if, as the case may be, such Loan Party or Material Subsidiary obtains a replacement commitment on substantially similar economic terms within ten (10) Business Days after such termination or event or condition enabling termination;

(h)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Material Subsidiaries or its respective debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Material Subsidiaries or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        a Loan Party or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or any of its Material Subsidiaries or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        a Loan Party or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)       one or more judgments for the payment of money in an aggregate amount exceeding $50,000,000, after giving effect to any insurance covering such judgment, shall be rendered against a Credit Agreement or any of its Material Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (whether by means of appeal, agreement or other lawful process), or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of a Loan Party or any of its Material Subsidiaries to enforce any such judgment;

(l)        an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)      a Change in Control occurs;

(n)       any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against a Loan Party, or a Loan Party shall so state in writing; or

(o)       there shall occur or be issued an action or order of any Applicable Insurance Regulatory Authority (i) citing or otherwise referencing the failure by JRG Reinsurance or any other Material Insurance Subsidiary to meet or maintain minimum levels of capital or surplus required by its Applicable Insurance Code, (ii) prohibiting or materially restricting JRG Reinsurance or any other Material Insurance Subsidiary from writing, underwriting, assuming, or reinsuring further business, or (iii) otherwise prohibiting or materially restricting any of the core business activities of JRG Reinsurance or any other Material Insurance Subsidiary.

(p)       a Bermuda Law Event shall occur,

then, and in every such event (except an event with respect to a Loan Party described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take any one or more or all of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers and the Guarantors accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower and each Guarantor; and in the case of any event with respect to a Loan Party described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers and the Guarantors accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower and each Guarantor and (C) exercise such rights and remedies under the Loan Documents (including the Security Documents), at Law or in equity as the Administrative Agent may, and at the request of the Required Lenders shall deem appropriate. In addition, immediately upon the termination of Commitments or the acceleration of maturity of the Loans (or both) pursuant to the immediately preceding sentence, the Borrowers shall pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate LC Exposure at such time.

Section 7.02.     Application of Proceeds.   All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder or under the other Loan Documents or under any other documents relating to this Agreement upon and during the continuance of an Event of Default shall, unless otherwise required by the terms of the other Loan Documents or by applicable Law, be applied as follows:

first, to the payment of all reasonable expenses (to the extent not paid by the Borrowers) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys’ fees, court costs and any foreclosure expenses;

second, to the payment pro rata of interest then accrued on the outstanding Loans;

third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent or any Lender under this Agreement;

fourth, to the payment pro rata of the principal balance then owing on the outstanding Loans and the LC Reimbursement Obligations;

fifth, to the payment pro rata of all other amounts owed by the Borrowers to the Administrative Agent or any Lender under this Agreement or any other Loan Document

(including, without limitation, a deposit with each applicable Letter of Credit Issuer in the aggregate amount of 105% of the aggregate undrawn amount of all such Letter of Credit Issuer’s Letters of Credit outstanding at such time); and

finally, any remaining surplus after all of the remaining Debt and other obligations hereunder and under the other Loan Documents have been paid in full, to the Borrowers or to whosoever shall be lawfully entitled thereto;

provided that, notwithstanding anything to the contrary contained in the foregoing, collateral, including Eligible Collateral, pledged as security for Debt and other obligations under the Secured Facility shall be applied first to the payment of such Debt and obligations under the Secured Facility and shall be applied to the remaining Debt and other obligations hereunder and under the other Loan Documents only after and subject to the satisfaction in full of all such Debt and obligations under the Secured Facility; and provided, further, that, notwithstanding anything to the contrary in the foregoing, collateral, including Eligible Collateral, pledged by JRG Reinsurance shall not secure the Debt or other obligations of any other Borrower under this Agreement and the other Loan Documents.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01.     Appointment and Authorization.   Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.     Rights and Powers as a Lender.   The Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or Affiliate of the Parent as if it were not the Administrative Agent hereunder.

Section 8.03.     Limited Duties and Responsibilities.   (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or be liable for any failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Agent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)       To the extent that a Borrower is authorized to withdraw or otherwise obtain the release of collateral upon and subject to the terms and conditions of Section 4.1 of its Pledge Agreement or an equivalent provision of any other Security Document, the Administrative Agent is authorized to release such collateral without the consent or approval of any Lender.

Section 8.04.     Authority to Rely on Certain Writings, Statements and Advice.   The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.     Sub-Agents and Related Parties.   The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent hereunder.

Section 8.06.     Resignation; Successor Agent.   Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time (and, upon the request of the Required Lenders, will so resign) by notifying the Lenders, the Letter of Credit Issuers and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Parent (which shall not be withheld or delayed unreasonably), to appoint a successor Administrative Agent; provided that the consent the Parent shall not be required if a Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Administrative Agent which shall be a bank or financial institution, or an Affiliate of any such bank or financial institution.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower Agent and such Person, remove such Person as the Administrative Agent and, in consultation with the Borrower Agent, appoint a successor to the Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuers hereunder, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, and without duplication, unless otherwise agreed by the Borrowers and such successor Administrative Agent. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as an Administrative Agent hereunder.

Section 8.07.     Credit Decisions by Lenders.   Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08.     Agent’s Fees.   The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Parent and the Administrative Agent.

Section 8.09     Arranger, Syndication Agent, Etc. .  None of the Joint Lead Arrangers, the Joint Book Runners, or the Co-Syndication Agents in their capacities as such shall have any duties or responsibilities or incur any liability under this Agreement or any of the Loan Documents.

Section 8.10    No Reliance on Administrative Agent’s Customer Identification Program.   Each of the Lenders and Letter of Credit Issuers acknowledges and agrees that neither such Lender or Letter of Credit Issuer nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Letter of Credit Issuer’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

ARTICLE 9

MISCELLANEOUS

Section 9.01.     Notices.   Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)       if to a Loan Party, to it at 44 Church Street, P.O. Box 1502, Hamilton HM FX, Bermuda, Attention of Gregg Davis, Chief Financial Officer (Facsimile No. (441) 278-4588);

(b)       if to the Administrative Agent, to KeyBank National Association, Agency Services, 127 Public Square, Cleveland, Ohio 44114, Attention of Kathy Koenig, Senior Service Officer (Telecopy No. (216) 370-6113);

(c)       if to the initial Letter of Credit Issuer, to it at KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attention of Kathy Koenig, Senior Service Officer (Telecopy No. (216) 370-6113); and

(d)       if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02.     Waivers; Amendments.   (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by a Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)       No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i)          increase any Commitment of any Lender without its written consent;

(ii)         reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party directly affected thereby;

(iii)        postpone the maturity of any Loan, or the required date of any mandatory payment of principal (including without limitation pursuant to Section 2.10(b)), or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party directly affected thereby;

(iv)        change the definition of “Percentage” or change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby;

(v)         change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;

(vi)        release a Guarantor from its obligations under its Payment Guaranty (other than James River if it becomes a Borrower pursuant to Section 2.04) without the written consent of each Lender;

(vii)       except for releases permitted under Section 8.03(b), release any material collateral under any Security Document without the written consent of each Lender;

(viii)      except for an increase pursuant to Section 2.11 (which, as more fully provided below, is not an amendment, waiver or modification for purposes of this Section 9.02), increase the Unsecured Facility Commitment without the written consent of each Lender; or

(ix)         impose any additional restriction on the ability of a Lender to assign any of its Loans, LC Exposure, Commitments and other rights or obligations hereunder without the written consent of such Lender; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Letter of Credit Issuer without its respective prior written consent or the issuance, amendment, renewal or extension of a Letter of Credit without the Letter of Credit Issuer’s prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.08, nor an increase in Commitments pursuant to Section 2.11, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(c)       The Administrative Agent may, but shall have no obligation to, from time to time promulgate revised, replacement Schedule 2.01(a) and Schedule 2.01(b) (which, upon such promulgation, absent manifest error, shall become, respectively, Schedule 2.01(a) and Schedule 2.01(b) hereto), and the Administrative Agent may, but shall have no obligation to, from time to time promulgate revisions or supplements to other Loan Documents to reflect changes in the parties constituting the Lenders and their respective Commitments pursuant to Assignments, revised, replacement Section 2.08 and revised, replacement Section 2.11, in each instance without the necessity of the agreement of the Borrowers and the Required Lenders.

(d)       Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 9.15; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

Section 9.03.     Expenses; Indemnity; Damage Waiver.   (a) The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire Sanders (US) LLP, special counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the replacement of any Lender pursuant to Section 9.15, and, upon the occurrence and during the continuance of an Event of Default, the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans and the Letters of Credit, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans and the Letters of Credit.

(b)       The Loan Parties, jointly and severally, shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by a Loan Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and a Loan Party are adverse parties with respect to a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, to the extent that a Loan Party prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by a Loan Party against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) a Loan Party shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (A) by mutual agreement of the Administrative Agent and a Loan Party or (B) if no such agreement has been reached following the Administrative Agent’s good faith consultation with a Loan Party with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower Agent (A) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (B) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and (v) the Loan Parties shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c)       Notwithstanding anything to the contrary in the foregoing, JRG Reinsurance shall not be liable for any of the foregoing expense reimbursement or indemnification obligations of any other Borrower.

(d)       To the extent that a Loan Party fails to pay any amount required to be paid by it to the Administrative Agent or the Letter of Credit Issuer under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Letter of Credit Issuer, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Letter of Credit Issuer in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of, as applicable, the total Secured Facility Exposures and unused Secured Facility Commitments at the time or the total Unsecured Facility Exposures and unused Unsecured Facility Commitments at the time.

(e)       To the extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f)       All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04.     Successors and Assigns.   (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i)          except in the case of an assignment to a Lender or a Lender Affiliate, each of the Parent and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, and the Letter of Credit Issuers) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld); provided that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)        unless each of the Parent and the Administrative Agent otherwise consent, the amount of, as the case may be, the Secured Facility Commitment or the Unsecured Facility Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $2,000,000, and the remaining, as the case may be, Secured Facility Commitment or Unsecured Facility Commitment or Loans, if any, of the assigning Lender shall not be less than $2,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Secured Facility Commitment or Unsecured Facility Commitment or Loans;

(iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(v)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire.

And provided further that any consent of the Parent otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c)       The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts (and stated interest) of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d)       Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)       Any Lender may, without the consent of the Parent or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)       A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.17(e) as though it were a Lender.

(g)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)       Notwithstanding anything to the contrary contained in the foregoing, (i) no such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates or Subsidiaries or any agent or representative thereof, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person; and (ii) no such assignment shall be made, or participation sold, by a Lender except in accordance with this Section 9.04.

(i)        In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05.     USA PATRIOT Act.    (a) Each Lender and Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

(b)       Each Lender, each Letter of Credit Issuer or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender or such Letter of Credit Issuer is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Restatement Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.

Section 9.06.     Survival.   All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07.     Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.     Severability.   If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09.     Right of Setoff.   If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Debt and other obligations hereunder owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliates may have. Each Lender shall notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.   (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)       Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the United States District Court of the Northern District of Ohio, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Ohio state court or, to the extent permitted by law, in any such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against such Loan Party or its properties in the courts of any jurisdiction.

(c)       Each Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)       Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e)       Each of the Parent and JRG Reinsurance hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the Restatement Effective Date at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summon, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Loan Party agrees to designate a new designee, appoint and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent.

Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.    Headings.   Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.    Confidentiality.   Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws of any Governmental Authority or any stock exchange or similar self-regulated entity or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Agent or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, “Information” means all information received from a Loan Party relating to such Loan Party or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by such Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure.

Section 9.14.    Interest Rate Limitation.   Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

Section 9.15.    Replacement of Lenders.   If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any circumstance exists under Section 9.02 that gives the Borrowers the right to replace a non-consenting Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)         the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.04(b)(iv);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(a) and any LC Disbursements funded by such Lender pursuant to Section 2.04 hereof) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)         such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 9.16.    Bermuda Law Event. To the extent that the making by any Loan Party of any covenant set forth in either of Articles 5 and 6 or in any of the Loan Documents is for such Loan Party not permitted by, or is unlawful under or is in violation of, any Bermuda Law pertaining to fetters on statutory powers, then such covenant shall be deemed not made by nor applicable to such Loan Party; but if such Loan Party shall take or fail to take any action which would have breached such covenant had the same been applicable to such Loan Party, such action or failure to take action shall (after giving effect to such notice and cure period, if any, that would have applied to a breach of such covenant under Section 7.01 hereof or other equivalent provision of another applicable Loan Document) constitute a “Bermuda Law Event.”

Section 9.17.    Borrower Agent. (a) Each Borrower hereby irrevocably designates the Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder on behalf of such Borrower, and hereby authorizes the Administrative Agent to pay over or credit proceeds of all Loans hereunder in accordance with the request of the Borrower Agent. The Borrower Agent hereby acknowledges such designation and authorization, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs the Borrower Agent to take such action on its behalf under the respective provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Borrower Agent by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to submit on behalf of each Borrower Loan Requests, and notices of conversion or continuation of Loans to the Administrative Agent in accordance with the provisions of this Agreement. The Borrower Agent is further authorized and directed by each of the Borrowers to take all such actions on behalf of such Borrower necessary to exercise the specific powers granted in the preceding sentences of this paragraph and to perform such other duties hereunder and under the other Loan Documents, and deliver such documents as delegated to or required of the Borrower Agent by the terms hereof or thereof. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Documents from the Borrower Agent as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereunder to the Borrower Agent on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(b)       The administration of this Agreement as a co-borrowing facility with the Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Administrative Agent nor any Lender shall incur liability to the Borrowers as a result thereof. To induce the Administrative Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent and each Lender and holds the Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent or any Lender by any Person arising from or incurred by reason of the administration of this Agreement as provided herein, reliance by the Administrative Agent or any Lender on any request or instruction from the Borrower Agent or any other action taken by the Administrative Agent or any Lender with respect to this Section except due to willful misconduct or gross negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Section 9.18.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.   Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 10

JOINT AND SEVERAL OBLIGATIONS OF BORROWERS

Section 10.01.    Joint and Several Obligations.   Subject, with respect to JRG Reinsurance, to Section 2.01(c), by signing this Agreement, each Borrower agrees that it is liable, jointly and severally with the other Borrowers, for the payment of the notes and all Debt and other obligations of the Borrowers under this Agreement and the other Loan Documents, and that the Administrative Agent and any Lender can enforce such Debt and obligations against any Borrower, in such Agent’s or such Lender’s sole and unlimited discretion.

Section 10.02.   Lenders Parties’ Rights to Administer Credit.   The Administrative Agent and the Lenders, either directly or through the Administrative Agent, and each Borrower may at any time and from time to time, without the consent of, or notice to, the other Borrowers, without incurring responsibility to the other Borrowers, and without affecting, impairing or releasing any of the Debt and other obligations of the other Borrowers hereunder:

(a)         alter, change, modify, extend, release, renew, cancel, supplement or amend in any manner the Loan Documents, and the Borrowers’ joint and several liability shall continue to apply after giving effect to any such alteration, change, modification, extension, release, renewal, cancellation, supplement or amendment;

(b)         sell, exchange, surrender, realize upon, release (with or without consideration) or otherwise deal with in any manner and in any order any property of any Person mortgaged to the Administrative Agent or the Lenders or otherwise securing the Borrowers’ joint and several liability, or otherwise providing recourse to the Administrative Agent or the Lenders with respect thereto;

(c)         exercise or refrain from exercising any rights against a Borrower or others with respect to the Borrowers’ joint and several liability, or otherwise act or refrain from acting;

(d)         settle or compromise any Borrower’s joint and several liability, any security therefor or other recourse with respect thereto, or subordinate the payment or performance of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to any creditor of any Borrower, including without limitation, the Administrative Agent, any Lender and any Borrower;

(e)         apply any sums received by the Administrative Agent or by any Lender from any source in respect of any liabilities of any Borrower to the Administrative Agent or any Lender to any of such liabilities, regardless of whether the promissory notes remain unpaid;

(f)         fail to set off or release, in whole or in part, any balance of any account or any credit on its books in favor of any Borrower, or of any other Person, and extend credit in any manner whatsoever to any Borrower, and generally deal with any Borrower and any security for the Borrowers’ joint and several liability or any recourse with respect thereto as the Administrative Agent or any Lender may see fit; and

(g)         consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Loan Document, including, without limitation, any agreement providing Collateral for the payment of the Borrowers’ joint and several liability or any other indebtedness of the Borrowers to the Lenders.

Section 10.03.   Primary Obligation.   No invalidity, irregularity or unenforceability of all or any part of the Borrowers’ joint and several liability or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to the other Borrowers’ joint and several liability, and all Debt and other obligations under this Agreement and the Loan Documents are primary Debt and obligations of each Borrower.

Section 10.04.   Payments Recovered From Lender.   If any payment received by the Administrative Agent or any Lender and applied to the Debt and other obligations hereunder and under the other Loan Documents is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Debt and other obligations hereunder and under the other Loan Documents to which such payment was applied shall be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Debt and other obligations as fully as if such application had never been made, but subject, with respect to JRG Reinsurance, to Section 2.01(c). References in this Agreement to amounts “paid” or to “paid in full” (or terms of like import) refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

Section 10.05.   No Release.   Until the promissory notes and all other Debt and other obligations under the Loan Documents have been paid in full and each and every one of the covenants and agreements of this Agreement are fully performed, the Debt and other obligations of each Borrower hereunder shall not be released, in whole or in part, by any action or thing (other than irrevocable payment in full) which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of the Administrative Agent or any Lender or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Administrative Agent or any Lender whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, any Borrower, nor shall any modification of any of the promissory notes or other Loan Documents or release of any security therefor by operation of Law or by the action of any third party affect in any way the Debt and other obligations of any Borrower hereunder, and each Borrower hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers of any of them. No Borrower shall be exonerated with respect to its liabilities under this Agreement by any act or thing except irrevocable payment and performance of the Debt and other obligations hereunder, it being the purpose and intent of this Agreement that such Debt and other obligations constitute the direct and primary Debt and obligations of each Borrower and that the covenants, agreements and all Debt and other obligations of each Borrower hereunder be absolute, unconditional and irrevocable.

Section 10.06.   Actions Not Required.   Each Borrower hereby waives any and all right to cause a marshalling of the other Borrowers’ assets or any other action by any court or other governmental body with respect thereto insofar as the rights of the Administrative Agent and the Lenders hereunder are concerned or to cause the Administrative Agent or the Lenders to proceed against any security for the Borrowers’ joint and several liability or any other recourse which the Administrative Agent or the Lenders may have with respect thereto, and further waives any and all requirements that the Administrative Agent or the Lenders institute any action or proceeding at Law or in equity against the other Borrowers or any other Person, or with respect to this Agreement, the Loan Documents, or any Collateral for the Borrowers’ joint and several liability, as a condition precedent to making demand on, or bringing an action or obtaining and/or enforcing a judgment against, each Borrower. Each Borrower further waives any requirement that the Administrative Agent or the Lenders seek performance by the other Borrowers or any other Person, of any Debt or other obligation under this Agreement, the Loan Documents or any Collateral for the Borrowers’ joint and several liability as a condition precedent to making a demand on, or bringing any action or obtaining and/or enforcing a judgment against, any Borrower. No Borrower shall have any right of setoff against the Administrative Agent or any Lender with respect to any of its Debt and other obligations hereunder. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.

Section 10.07.   Deficiencies.   Each Borrower specifically agrees that in the event of a foreclosure or other exercise of remedies under a Security Document held by the Administrative Agent or any Lender that secures any part or all of the Borrowers’ joint and several liability, and in the event of a deficiency resulting therefrom, each Borrower shall be, and hereby is expressly made, liable to the Administrative Agent and the Lenders for the full amount of such deficiency notwithstanding any other provision of this Agreement or provision of such agreement, any document or documents evidencing the indebtedness secured by such agreement or any other document or any provision of applicable Law which might otherwise prevent the Administrative Agent or any Lender from enforcing and/or collecting such deficiency. Each Borrower hereby waives any right to notice of a foreclosure under any Security Document, for the benefit of the Secured Creditors, by the other Borrowers which secures any part or all of the Borrowers’ joint and several liability.

Section 10.08.   Borrower Bankruptcy.   Each Borrower expressly agrees that its liability and Debt under the promissory notes, this Agreement and the other Loan Documents shall not in any way be affected by the institution by or against the other Borrowers or any other Person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any Debtor Relief Law, or any action taken or not taken by the Administrative Agent or the Lenders in connection therewith, and that any discharge of any Borrower’s joint and several liability pursuant to any such Debtor Relief Law shall not discharge or otherwise affect in any way the Debt and other obligations of the other Borrowers under the promissory notes, this Agreement and any other Loan Document, and that upon or at any time after the institution of any of the above actions, at the Administrative Agent’s or the Lenders’ sole discretion, the Borrowers’ joint and several Debt and obligations hereunder and under the other Loan Documents shall be enforceable against any Borrower that is not itself the subject of such proceedings. Each Borrower expressly waives any right to argue that the Administrative Agent’s or the Lenders’ enforcement of any remedies against that Borrower is stayed by reason of the pendency of any such proceedings against the other Borrowers.

Section 10.09.   Limited Subrogation.   Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by the Administrative Agent or any Lender, until 731 days after the Debt and other obligations hereunder and under the other Loan Documents have been irrevocably paid in full, such Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the other Borrowers or any Guarantor or any Collateral or Guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Debt and other obligations hereunder and under the other Loan Documents, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrowers or any Guarantor in respect of payments made by such Borrower hereunder. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Debt and other obligations hereunder and under the other Loan Documents shall not have been irrevocably paid in full, such amount shall be held by such Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of such Borrower and shall, forthwith upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly indorsed by such Borrower to the Administrative Agent, if required), to be applied against the Debt and other obligations hereunder and under the other Loan Documents s, whether matured or unmatured, in such order as the Administrative Agent and the Lenders may determine.

Section 10.10.   Borrowers’ Financial Condition.   Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement and the other Loan Documents based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Administrative Agent or any Lender. Neither the Administrative Agent nor the Lenders shall have any obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Administrative Agent’s or the Lenders’ actions, evaluations or conclusions on the financial condition or any other matter concerning any Borrower.

Section 10.11.   Relationship of Borrowers.   Each Borrower represents that such Borrower and its business operations receive mutual support and other benefits from the other Borrowers, and it expects to derive benefits from the extension of credit accommodations to each other Borrower by the Lenders and finds it advantageous, desirable and in its best interests to execute and deliver this Agreement and the promissory notes to the Lenders.

Section 10.12.   Limitation.   (a) If the Debt and other obligations of a Borrower hereunder would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement, the promissory notes or the other Loan Documents, then, notwithstanding any other provision of this Agreement, the promissory notes or the other Loan Documents to the contrary, the aggregate amount of the liability of such Loan Party under this Agreement, the promissory notes and the other Loan Documents shall, without any further action by such Borrower, the Lenders, the Administrative Agent, the Letter of Credit Issuer or any other Person, be automatically limited and reduced to an amount which is valid and enforceable.

(b)       Without limiting the generality of paragraph (a), above, each Borrower and the Administrative Agent, each Letter of Credit Issuer and each Lender, hereby confirms that it is the intention of all such parties that none of this Agreement, the promissory notes or any other Loan Document constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Agreement and the other Loan Documents. Therefore, such parties agree that the Debt and other obligations of a Borrower hereunder and under the other Loan Documents shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Borrower that are relevant under such Laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Borrowers and any other obligor, result in such Debt and obligations not constituting a fraudulent transfer or conveyance.

[No additional provisions are on this page; the page next following is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ Gregg Davis
Gregg Davis, Chief Financial Officer

JRG REINSURANCE COMPANY LTD.

By:	/s/ Kevin B. Copeland
Kevin B. Copeland , Chief Financial Officer

AGENTS, ARRANGERS AND LETTER OF CREDIT ISSUER

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Joint Lead Arranger, Joint Book Runner and Letter of Credit Issuer

By:	/s/ James Cribbet
James Cribbet, Senior Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as Joint Lead Arranger and Joint Book Runner

By:	/s/ Frank Tantillo
Frank Tantillo, Managing Director

BMO CAPITAL MARKETS CORP., as Joint Lead Arranger

By:	/s/ Steven K. Fischer
Steven K. Fischer, Managing Director

BANK OF MONTREAL, as Co-Syndication Agent

By:	/s/ Joshua Hovermale
Joshua Hovermale, Vice President

SUNTRUST BANK, as Co-Syndication Agent

By:	/s/ Paula Mueller
Paula Mueller, Director

LENDERS

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ James Cribbet
James Cribbet, Senior Vice President

[Lender Signatures Continued]

SUNTRUST BANK,
as Lender

By:	/s/ Paula Mueller
Name: Paula Mueller
Title: Director

[Lender Signatures Continued]

BANK OF MONTREAL,
as Lender

By:	/s/ Joshua Hovermale
Name: Joshua Hovermale
Title: Vice President

[Lender Signatures Continued]

THE BANK OF N.T. BUTTERFIELD & SON LIMITED, as Lender

By:	/s/ Alan Day
Name: Alan Day
Title: Vice President

By:	/s/ Curtis Ballantyne
Name: Curtis Ballantyne
Title: Senior Vice President

[Lender Signatures Continued]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Keith A. Sherman
Name: Keith A. Sherman
Title: Senior Vice President

[Lender Signatures Continued]

YADKIN BANK,
as Lender

By:	/s/ Walter Ricks
Name: Walter Ricks
Title: Senior Vice President

Amended and Restated Pricing Schedule

PRICING SCHEDULE

Leverage Ratio	Pricing Level	Eurodollar Margin	Base Rate Margin	Commitment Fee Rate

< 0.15 to 1	Level I	1.375%	0.375%	0.150%

> 0.15 to 1 and < 0.25 to 1	Level II	1.500%	0.500%	0.200%

> 0.25 to 1	Level III	1.625%	0.625%	0.250%

The Eurodollar Margin, Base Rate Margin and Commitment Fee Rate will be determined by reference to the Leverage Ratio.

For purposes of this Schedule, “Pricing Level” means for any day, the Pricing Level (I, II or III) indicated on the table above that corresponds to the Leverage Ratio as of the end of the most recent Fiscal Quarter or Fiscal Year, as the case may be, for which the Parent delivered financial statements pursuant to the Loan Documents, effective on the business day immediately following the date on which such financial statements are delivered to the Administrative Agent; provided, however, that, at any and all times during which (a) the Parent is in default of the timely delivery of (1) the financial statements required by the Loan Documents for any period or (2) the accompanying compliance certificate required by the Loan Documents, the Eurodollar Margin, Base Rate Margin and Commitment Fee Rate shall be determined under Pricing Level III or (b) an Event of Default has occurred and is continuing, the Eurodollar Margin, Base Rate Margin and Commitment Fee Rate shall be determined under Pricing Level III.

Pricing Level III shall apply commencing on the Restatement Effective Date until adjusted pursuant to the immediately preceding paragraph.

By way of clarification and not limitation, the Loans under the Unsecured Facility shall commence to accrue interest, the Letters of Credit under the Unsecured Facility shall commence to accrue participation fees, and commitment fees under the Unsecured Facility shall commence to accrue in each case at rates per annum reflecting the decreased Applicable Rates as of the Restatement Effective Date (defined below) and (together with the interest, participation fees and commitment fees accrued and unpaid prior to the Restatement Effective Date) shall be payable on the applicable Interest Payment Date next following the Restatement Effective Date.

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

AGREEMENT dated as of ___________________, ___________ among [NAME OF ASSIGNOR] (the “Assignor” and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Amended and Restated Credit Agreement dated as of December 7, 2016 among James River Group Holdings, Ltd. (as a “Borrower”), the Assignor and the other Lenders party thereto, KeyBank National Association, as Administrative Agent (the “Administrative Agent”), Lead Arranger, Sole Book Runner and Letter of Credit Issuer (as amended from time to time, the “Credit Agreement”).

WHEREAS, as provided under the Credit Agreement, the Assignor has a Secured Facility Commitment to participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $____________;

WHEREAS, Secured Facility Letters of Credit in the aggregate undrawn amount of $______________ are outstanding at the date hereof; and

WHEREAS, as provided under the Credit Agreement, the Assignor has an Unsecured Facility Commitment to make Loans to the Borrowers and participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $____________;

WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $______________ are outstanding at the date hereof;

WHEREAS, Unsecured Facility Letters of Credit in the aggregate undrawn amount of $______________ are outstanding at the date hereof;

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Secured Facility Commitment thereunder in an amount equal to $_____________ (the “Assigned Secured Facility Amount”), together with a corresponding portion of its Secured LC Exposure, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Unsecured Facility Commitment thereunder in an amount equal to $_____________ (the “Assigned Unsecured Facility Amount”), together with a corresponding portion of each of its outstanding Loans and its Unsecured LC Exposure, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

A-1

SECTION 1.    Definitions.   All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2.    Assignment.   The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding Loans and its LC Exposure, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the corresponding portion of each of its outstanding Loans and its LC Exposure. Upon the execution and delivery hereof by the Assignor and the Assignee [and by the Parent, the Administrative Agent and the Letter of Credit Issuers]1 and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Secured Facility Commitment in an amount equal to the Assigned Secured Facility Amount and shall acquire the rights of the Assignor with respect to a corresponding portion of its Secured LC Exposure; (ii) the Secured Facility Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Secured Facility Amount, and the Assignor shall be released from its Secured Facility obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; (iii) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with an Unsecured Facility Commitment in an amount equal to the Assigned Unsecured Facility Amount and shall acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans and its Unsecured LC Exposure; and (iv) the Unsecured Facility Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Unsecured Facility Amount, and the Assignor shall be released from its Unsecured Facility obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.    Payments.   As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 Commitment fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

[SECTION 4.    Consent of the Parent, the Administrative Agent, and the Letter of Credit Issuers.   This Agreement is conditioned upon the consent of the Parent, the Administrative Agent and the Letter of Credit Issuers pursuant to Section 9.04(b) of the Credit Agreement. The

1 Delete if consent is not required.

2 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

A-2

execution of the Agreement by the Parent, the Administrative Agent and the Letter of Credit Issuers is evidence of this consent.]3

SECTION 5.    Non-Reliance on Assignor.   The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Loan Parties or the validity and enforceability of the Loan Parties’ obligations under the Credit Agreement, any note issued thereunder or any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter its own independent appraisal of the business, affairs and financial condition of the Loan Parties.

SECTION 6.    Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

SECTION 7.    Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3 Delete if consent is not required.

A-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[JAMES RIVER GROUP HOLDINGS, LTD.

By:
Name:
Title:][4]

[KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Letter of Credit Issuer

By:
Name:
Title:][5]

4 Delete if Borrower’s consent is not required.

5 Delete (or modify as appropriate) if consent of Administrative Agent, and/or Letter of Credit Issuer is not required.

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EXHIBIT B

COLLATERAL CATEGORIES AND AVAILABILITY RATES

“Eligible Collateral” shall mean investment property owned by a Borrower (a) in which the Administrative Agent holds a duly perfected, first priority security interest and over which the Administrative Agent shall have sole dominion (other than interest earned prior to default), (b) that is subject to no other Lien or adverse claim, and (c) that consists of investment property of a type that is in one of the “Categories of Eligible Investments” set forth below.

Categories of Eligible Investments:	Availability Rate

Publicly traded non-convertible corporate bonds rated BBB and Baa2 or better	80% (1) (2) (3)*

U.S. Treasury securities and U.S. agency or instrumentality securities that are guaranteed or insured by the full faith and credit of the United States:

Maturing not more than 10 years after acquisition	95% (1)

Maturing more than 10 years after acquisition	85% (1)

(i) Single-class mortgage participation certificates backed by single-family residential mortgage loans guaranteed by Federal Home Loan Mortgage Corporation, (ii) single-class mortgage pass-through certificates guaranteed by Federal National Mortgage Association, and (iii) single-class fully modified pass-through certificates guaranteed by Government National Mortgage Association:

Maturing not more than 10 years after acquisition	95% (1) (5)

Maturing more than 10 years after acquisition	85% (1) (5)

State and municipal bonds maturing within 5 years after acquisition and rated AA- and Aa3 or better	75% (1) (3) (4)

Money market accounts of a depository having a rating of A- and A3 or better and Money Market Mutual Funds	90% (4)

Cash in dollars	100%

* Numbers in parentheses mean that investments in that category are subject to the numerically corresponding additional qualifications and limitations set forth below. Credit ratings set forth herein are of Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. in that order.

Additional Qualifications and Limitations:

(1)	Specified Value is the lower of market or par.

EXHIBIT B (Continued)

(2)	Traded bonds are only those listed on the New York, American or NASDAQ Stock Exchanges and eligible to be settled by the Depository Trust Company.

(3)	Corporate, state and municipal securities and will be subject to a 10% concentration limitation with respect to each issuer (and its affiliates) thereof.

(4)	Only issuers or depositories organized under the Laws of the United States or a state thereof and domiciled in the United States.

(5)	In book-entry form and excluding REMIC and other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only, and similar derivative securities.

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EXHIBIT C (Continued)

BORROWER JOINDER AGREEMENT

THIS BORROWER JOINDER AGREEMENT (this “Joinder Agreement”) is made and entered into as of this ___ day of ___________, 20__, by and among:

(i)	JAMES RIVER GROUP HOLDINGS, LTD., a Bermuda company, and its successors and permitted assigns (“Parent”);

(ii)	JRG REINSURANCE COMPANY LTD., a regulated insurance company domiciled in Bermuda, and its successors and permitted assigns (“JRG Reinsurance”);

(iii)	JAMES RIVER GROUP, INC., a Delaware corporation, and its successors and permitted assigns (“James River”);

(iv)	the LENDERS party hereto; and

(v)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent and Letter of Credit Issuer.

Recitals:

A.        The Parent and JRG Reinsurance, as Borrowers (as defined in the Credit Agreement, defined below), have entered into that certain Amended and Restated Credit Agreement dated as of December 7, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Administrative Agent and the banks, financial institutions and other entities from time to time party thereto in the capacity of lenders (the “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.        Under Section 2.04 of the Credit Agreement, the Borrower Agent may request that James River be added as an additional Borrower, and once notice of such request is delivered, James River must execute this Joinder Agreement by which it assumes all of the rights and obligations as a Borrower under and pursuant to the Credit Agreement and each and every other Loan Document.

Agreements:

NOW THEREFORE, in consideration of the foregoing Recitals, of the agreements hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.        Incorporation by Reference. James River represents and warrants to each of the Lender Parties the accuracy in all material respects of the statements made in all of the foregoing

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EXHIBIT C (Continued)

Recitals, which are hereby incorporated by reference into this Joinder Agreement as if fully restated herein.

2.        Assumption of Credit Agreement Obligations. As of the date hereof, James River hereby accepts, joins in and assumes and agrees to pay and perform, all of the Debt, covenants, representations, warranties and other obligations as a Borrower under and pursuant to the Credit Agreement.

3.        Conforming Amendments to the Loan Documents. Each of Parent, JRG Reinsurance, James River, and the Lender Parties agrees that as of the date hereof, this Joinder Agreement shall be deemed to be a Loan Document.

4.        Release. Each of the Lender Parties agrees that on the date hereof, and only following the effectiveness of the assumptions by James River contemplated by Paragraph 2, above:

(a)       James River shall be released as a Guarantor under and pursuant to the Credit Agreement; and

(b)       the Continuing Guaranty of Payment dated June 5, 2013 made by James River for the benefit of the Lender Parties (as the same may thereafter have been confirmed, amended or otherwise modified from time to time pursuant and subject to the applicable provisions of the Credit Agreement) shall be terminated, cancelled and released, and shall be of no further force or effect.

5.        Representations and Warranties. In connection with such acceptance, joinder, assumption, and release:

(a)        each of Parent, JRG Reinsurance, and James River hereby jointly and severally confirms and reaffirms to each of the Lender Parties in all material respects each and all of the representations and warranties contained in Article 3 of the Credit Agreement as of the date hereof and after giving effect to the acceptance, joinder, assumption, and release by James River and the conforming amendments to the Credit Agreement contemplated by Paragraph 3 of this Joinder Agreement; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is confirmed and reaffirmed (after giving effect to such qualification therein) in all respects as the date hereof (except to the extent any such representation or warranty speaks only as of an earlier date, in which case such representation or warranty is confirmed and reaffirmed only as of such earlier date);

(b)        each of Parent, JRG Reinsurance, and James River hereby jointly and severally represents and warrants to each of the Lender Parties that each of the components of this transaction, without limitation, the acceptance, joinder, assumption, and release contemplated hereby, will occur in compliance in all material respects with all applicable Laws, including without limitation applicable securities Laws and Applicable Insurance Codes; and

2

EXHIBIT C (Continued)

(c)        each of Parent, JRG Reinsurance, and James River hereby jointly and severally represents and warrants to each of the Lender Parties that all consents and approvals that are necessary for each of the components of this transaction, including, without limitation, the acceptance, joinder, assumption, and release contemplated hereby, have been obtained.

6.        Covenants. In connection with such acceptance, joinder, assumption, and release and concurrently with the effectiveness of this Joinder Agreement:

(a)        James River shall deliver to the Administrative Agent (i) a supplement to the previously delivered Schedules to the Credit Agreement to reflect James River as an additional Borrower and (ii) to the extent acceptable to the Administrative Agent in its sole discretion, an update of certain previously delivered Schedules to the Credit Agreement to reflect any change in the disclosures made therein;

(b)        James River shall enter into a Pledge Agreement;

(c)        James River shall enter into a Control Agreement; and

(d)        Parent, JRG Reinsurance, and James River shall execute and deliver to the Administrative Agent, for the benefit of each of the Lenders a promissory note, in favor of each of such Lender, in the principal amount of such Lender’s Commitment.

7.         Other Loan Documents; Delivery of Notes. Any reference in the other Loan Documents to the Credit Agreement shall, from and after the date hereof, be deemed to refer to the Credit Agreement, as assumed and modified by this Joinder Agreement; and any reference in the Loan Documents to the notes issued pursuant to Section 2.09(e) of the Credit Agreement shall, from and after the date hereof, be deemed to include the notes executed by James River and Parent (or any subsequent replacements thereof).

8.         Confirmation of Debt; Absence of Claims. Each of Parent, JRG Reinsurance, and James River hereby affirms as of the date hereof, (i) all of its respective Debt and other obligations to each of the Lender Parties under and pursuant to the Credit Agreement and each of the other Loan Documents and that such Debt and other obligations are owed to each of the Lender Parties according to their respective terms and (ii) there are no claims or defenses to the enforcement by the Lender Parties of the Debt and other obligations of, as the case may be.

9.         No Other Modifications; Same Indebtedness. Except as expressly provided in this Joinder Agreement, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect. The acceptance, joinder, assumption, and release effected by this Joinder Agreement and by the other documents contemplated hereby shall not be deemed to provide for or effect a repayment and re-advance of any of the Loans now outstanding, it being the intention of all of Parent, JRG Reinsurance, James River, and the Lender Parties hereby that the Debt owing under the Credit Agreement, as assumed and amended by this Joinder Agreement, and the notes be and hereby is the same Debt as that owing under the Credit Agreement and the notes immediately prior to the effectiveness hereof.

3

EXHIBIT C (Continued)

10.       Governing Law; Binding Effect. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of the PARENT, JRG REINSURANCE, JAMES RIVER, the Lenders, the Administrative Agent and the Letter of Credit Issuer and their respective successors and assigns.

11.       Execution in Counterparts. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

12.       Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS JOINDER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[No additional provisions are on this page; the page next following is the signature.]

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EXHIBIT C (Continued)

IN WITNESS WHEREOF, Parent, JRG Reinsurance, James River, the Lenders, the Administrative Agent, and the Letter of Credit Issuer have hereunto set their hands as of the date first above written.

BORROWER PARTIES:	AGENT AND LETTER OF CREDIT ISSUER:
JAMES RIVER GROUP HOLDINGS, LTD.	as Administrative Agent and Letter of Credit Issuer,

By:	By:
_______________, _____________	_______________, _____________

JRG REINSURANCE COMPANY LTD.	[OTHER LENDERS]

By:	By:
_______________, _____________	_______________, _____________

JAMES RIVER GROUP, INC.

By:
_______________, _____________

5